Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

dated as of May 25, 2020

by and between

ADAPTHEALTH CORP.,

OEP AHCO INVESTMENT HOLDINGS, LLC

AND,

SOLELY FOR PURPOSES OF SECTION 3.10,

ONE EQUITY PARTNERS VII, L.P.

Article I PURCHASE; CLOSING	1
1.1 Purchase	1
1.2 Closing	2
1.3 Closing Conditions	3
Article II REPRESENTATIONS AND WARRANTIES	5
2.1 Representations and Warranties of the Company	5
2.2 Representations and Warranties of the Purchaser	12
Article III COVENANTS	16
3.1 Confidentiality	16
3.2 Listing	16
3.3 Efforts	17
3.4 Legend	17
3.5 Back Leverage	18
3.6 Corporate Actions	18
3.7 Negative Covenants	18
3.8 Tax Matters	19
3.9 Stockholder Approval	20
Article IV SURVIVAL	22
4.1 Survival	22
Article V SHAREHOLDER RIGHTS	22
5.1 Board Matters	22
5.2 Information Rights	25
5.3 Transfer Restrictions	25
5.4 Standstill	26
5.5 Right of First Offer	28
Article VI MISCELLANEOUS	29
6.1 Expenses	29
6.2 Amendment; Waiver	29
6.3 Counterparts; Electronic Transmission	30
6.4 Governing Law	30

6.5 WAIVER OF JURY TRIAL	30
6.6 Notices	30
6.7 Entire Agreement	31
6.8 Assignment	32
6.9 Interpretation; Other Definitions	32
6.10 Captions	37
6.11 Severability	37
6.12 No Third Party Beneficiaries	37
6.13 Public Announcements	37
6.14 Specific Performance	38
6.15 Termination	38
6.16 Effects of Termination	38
6.17 Non-Recourse	39

Schedule A:	Legal Opinion

Schedule B:	Investor Requirements

Schedule C:	Competitors

ANNEXES

Annex I	–	Form of Certificate of Designations

Annex II	–	Form of Amended and Restated Registration Rights Agreement

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(g)
Agreement	Preamble
Beneficial Owner/Beneficially Own/Beneficial Ownership	6.9(d)
Board of Directors	5.1(a)
Board Representatives	5.1(a)
BSA/PATRIOT Act	2.2(c)(8)
business day	6.9(e)
Bylaws	2.1(d)
Capitalization Date	2.1(b)(1)
Certificate of Incorporation	2.1(d)
Class A Common Stock	Recitals
Class B Common Stock	2.1(b)(1)
Closing	1.2(a)

ii

Term	Location of Definition
Closing Date	1.2(a)
Closing Notice	1.2(a)
Common Stock	2.1(b)(1)
Company	Preamble
Company Material Adverse Effect	6.9(h)
Company Stock Awards	2.1(b)(1)
Company Stock Options	2.1(b)(1)
Confidentiality Agreement	3.1
Contract	6.9(i)
Derivative Instruments	6.9(j)
DGCL	2.2(f
Effect	6.9(k)
Encumbrance	6.9(l)
Equity Securities	6.9(m)
Exchange Act	2.1
GAAP	2.1(e)(2)
Governmental Entity	6.9(n)
HSR Act	6.9(o)
herein/hereof/hereunder	6.9(c)
including/includes/included/include	6.9(b)
Independent Board Representative	5.1(a)
Information	3.1
Knowledge of the Company	6.9(p)
Law	6.9(q)
Lien	6.9(r)
Non-Recourse Party	6.17
OFAC List	2.2(c)(8)
or	6.9(a)
person	6.9(f)
Preferred Stock	2.1(b)(1)
Purchase Price	1.1
Purchaser	Preamble
Purchaser Board Representative	5.1(a)
Reference Date	2.1
Registration Rights Agreement	6.9(t)
SEC	2.1(e)(1)
SEC Reports	2.1(e)(1)
Securities Act	2.1
Shares	1.1
Stock Plan	2.1(b)(1)
Subsidiary	6.9(u)
Target Acquisition	6.9(v)
Transfer	6.9(w)
Transfer Agent	1.2(b)(1)
Transfer Instructions	1.2(b)(1)
Unaffiliated Shareholders	6.9(x)
Voting Debt	2.1(b)(2)
Warrants	2.1(b)(1)

iii

INVESTMENT AGREEMENT, dated as of May 25, 2020 (this “Agreement”), by and between AdaptHealth Corp., a Delaware corporation (the “Company”), OEP AHCO Investment Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Section 3.10, One Equity Partners VII, L.P., a Delaware limited partnership (the “Guarantor”).

RECITALS:

WHEREAS, the Company proposes to issue and sell to the Purchaser (including its permitted assignees pursuant to Section 6.8) (x) shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and (y) shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designation, Preferences and Rights attached hereto as Annex I (the “Certificate of Designations”);

WHEREAS, contemporaneously with the execution hereof, the Company has entered into that certain Stock Purchase Agreement and Agreement and Plan of Merger, by and among the Company, Eleanor Merger Sub LLC, Solara Holdings, LLC and LCP Solara Blocker Seller, LLC, in its capacity as Blocker Seller and the Representative (in each case as defined therein) (the “Stock Purchase Agreement”), regarding the Target Acquisition; and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9 or such other section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I

PURCHASE; CLOSING

1.1              Purchase.

(a)               On the terms and subject to the conditions herein and subject to the satisfaction (or waiver) of the conditions set forth in Section 1.3 below, on the Closing Date (as defined below), the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares for the total price in cash of $190,000,000 (the “Initial Purchase Price”); provided, that, in the event that, in one or more transactions, the Company sells additional shares of Class A Common Stock to third-party purchasers between the date hereof and the Closing Date (other than the shares of Common Stock issued in connection with the Target Acquisition) at a price per share greater than the Purchase Price Per Common Share (such sales, collectively, the “Common Equity Offering”), then the Company may elect in its sole discretion by providing written notice to the Purchaser at least three (3) business days prior to the Closing Date, which such notice shall contain the total purchase price of the shares sold in the Common Equity Offering (the “Aggregate Common Equity Offering Amount”), to reduce the Initial Purchase Price by an amount up to the Aggregate Common Equity Offering, not to exceed $50,000,000 (the “Purchase Price Cut-Back”), and in such event the Stock Consideration Amount shall be reduced by an amount equal to (rounded down to the nearest whole number) (x) the amount of the Purchase Price Cut-Back divided by (y) the Purchase Price Per Common Share. In consideration of the Purchaser’s agreement to permit the Purchase Price Cut-Back, the Company shall pay to the Purchaser an amount equal to the product of (i) 0.03 and (ii) the amount of the Purchase Price-Cut-Back (the “Commitment Fee”), in cash. The Commitment Fee payable to the Purchaser shall be offset against such Purchaser’s obligation to pay its Initial Purchase Price, and the Purchaser’s Initial Purchase Price shall be reduced (without duplication) by an amount equal to the sum of (i) the amount of the Purchase Price Cut-Back and (ii) the Commitment Fee payable hereunder (the Initial Purchase Price, as adjusted pursuant to this Section 1.1(a), the “Purchase Price”).

(b)               Purchased Preferred Shares and Purchased Common Shares to be issued and sold by the Company to the Purchaser pursuant to this Agreement are collectively referred to as the “Shares.” The Company will use the proceeds of the Purchase Price for (a) payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement, (b) other general corporate purposes, and (c) funding of the Target Acquisition.

1.2              Closing.

(a)               The closing of the sale of Shares contemplated hereby (the “Closing”) shall occur on the date, and immediately prior to the consummation, of the Target Acquisition (the consummation of the Target Acquisition, the “Target Acquisition Closing”). Upon (a) satisfaction or waiver of the conditions set forth in Section 1.3 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at or prior to the Closing), and (b) written notice from (or on behalf of) the Company to the Purchaser (the “Closing Notice”) that the Company reasonably expects all conditions to the Target Acquisition Closing to be satisfied on a date that is not less than three (3) business days from the date of such Closing Notice, the Purchaser shall deliver to the Company, at least one (1) business day prior to the proposed date of the Closing specified in the Closing Notice, the Purchase Price, which shall be held in escrow by the Company until the Closing and immediately subsequent Target Acquisition Closing. In the event the Target Acquisition Closing does not occur on the date specified in such Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the Purchaser. The date that the Closing occurs shall be referred to as the “Closing Date”.

(b)               At the Closing:

(1)               the Company will deliver to the Purchaser (i) a copy of the irrevocable instructions (the “Transfer Instructions”) to Continental Stock Transfer & Trust Company (the “Transfer Agent”) instructing the Transfer Agent to issue to such Purchaser, in book-entry form, the Purchased Common Shares and Purchased Preferred Shares on the Closing Date, (ii) an opinion of Willkie Farr & Gallagher LLP containing the opinions substantially in the form set forth in Schedule A, (iii) the executed Amended and Restated Registration Rights Agreement, in the form of Annex II hereto; provided, that the Company and the holders of a majority of Registrable Securities (as defined in the form of Amended and Restated Registration Rights Agreement) shall be entitled to make amendments to the form of Amended and Restated Registration Rights Agreement to the extent that such amendments could be made following the effectiveness thereof after giving effect to the acquisition by Purchaser of the Shares contemplated hereby, and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith.

(2)               the Purchaser will deliver or cause to be delivered (i) to a bank account previously designated by the Company in writing, the Purchase Price by wire transfer of immediately available funds (provided, however, that the delivery of the Purchase Price in escrow in accordance with Section 1.2 shall satisfy this obligation), (ii) the executed Amended and Restated Registration Rights Agreement and (iii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

1.3              Closing Conditions.

(a)              The obligations of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction by the Purchaser and the Company at the Closing of the following conditions:

(1)               the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(2)               no temporary restraining order, preliminary or permanent injunction or other judgement or order issued by any Governmental Entity shall have been issued, and no Law shall be in effect, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(3)               all conditions precedent to the Company’s obligation to consummate closing of the Target Acquisition shall have been satisfied or, waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Target Acquisition) and the parties to the Target Acquisition are ready, willing and able to consummate the Target Acquisition immediately subsequent to the Closing.

(b)               The obligation of the Purchaser to effect the Closing is subject to the satisfaction by the Company at the Closing of the following conditions:

(1)               (A) the Fundamental Representations (other than Section 2.1(a)(1)(ii) and Section 2.1(a)(5)) (disregarding all qualifications as to materiality or “Company Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), (B) Section 2.1(a)(1)(ii) (for the avoidance of doubt, without disregarding any qualifications as to materiality or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, (C) Section 2.1(a)(5) shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (D) the other representations and warranties of the Company set forth in Section 2.1 (disregarding all qualifications as to materiality or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, solely with respect to this clause (D), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(2)               the Company shall have performed or complied with in all material respects all of the covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(3)               since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(4)               Purchaser shall have received a certificate, signed on behalf of the Company by an authorized officer thereof, certifying that the conditions set forth in Section 1.3(b)(1), 1.3(b)(2) and 1.3(b)(3) have been satisfied;

(5)               the Company shall have delivered to Purchaser a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware;

(6)               (A) any Purchased Common Shares and (B) any shares of Common Stock issuable upon conversion of any Purchased Preferred Shares at the Conversion Rate specified in the Certificate of Designations as in effect on the date hereof shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(7)               if the Company Stockholder Approval has not been obtained prior to the Closing, (A) Voting Parties shall have entered into Voting Agreements or (B) other Persons shall have entered into other voting agreements in substantially the form of the Voting Agreements, which Voting Agreements and other such voting agreements collectively represent at least 45% of the voting power of the Company as of the earlier of (x) the record date of the first Company Stockholders’ Meeting held for the Company Stockholder Approval or (y) the Closing entitled to vote with respect to the Company Stockholder Approval and such Voting Agreements and other such voting agreements shall be in full force and effect; and

(8)               the consents set forth on Schedule 2.1(a)(3) have been obtained and are in full force and effect.

(c)              The obligation of the Company to effect the Closing is subject to the satisfaction by the Purchaser at the Closing of the following conditions:

(1)               the representations and warranties of the Purchaser set forth in Section 2.2 (disregarding all qualifications as to materiality set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay the Purchaser’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby;

(2)               the Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by the Purchaser under this Agreement on or prior to the Closing Date; and

(3)               the Company shall have received a certificate, signed on behalf of the Purchaser by an authorized officer thereof, certifying that the conditions set forth in Section 1.3(c)(1) and Section 1.3(c)(2) have been satisfied.

Article II

REPRESENTATIONS AND WARRANTIES

2.1              Representations and Warranties of the Company. Except as set forth (x) in publicly available SEC Reports filed by the Company with the SEC following December 31, 2019 (the “Reference Date”), excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Purchaser that:

(a)               Incorporation and Authority.

(1)               The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as presently conducted, and the Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The execution and delivery by the Company of this Agreement and each other agreement, document, instrument, schedule or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated hereunder (the “Ancillary Documents”) and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Documents have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. This Agreement has been and the Ancillary Documents will be duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes and the Ancillary Documents will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). True and complete copies of the Second Amended and Restated Certificate of Incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”)) and the Amended and Restated Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”)), each as in effect, have been made available to the Purchaser prior to the date hereof. The Board of Directors, at a meeting duly called and held or by written consent, adopted resolutions (i) directing that the Company submit to the holders of Common Stock a proposal to approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) at a meeting of the holders of Common Stock in accordance with the terms of this Agreement and (ii) recommending that the holders of the Common Stock approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) (such recommendation, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn. The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock (excluding the Shares and any Common Stock issued in exchange for the Shares) voting at the stockholders meeting for the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is required under the rules and regulations of the SEC, the General Corporation Law of the State of Delaware (the “DGCL”) or Nasdaq to approve the transactions contemplated hereby and the consummation thereof, including the conversion of all the Shares under Nasdaq listing rule 5635 (the “Company Stockholder Approval”).

(2)               Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(3)               Neither the execution and delivery by the Company of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of the Company, (b) conflict with or violate any Law applicable to the Company or by which any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(4)               Except for (a) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the transactions contemplated hereunder, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (the “Proxy Statement”), (b) filings required under, and compliance with other applicable requirements of, the HSR Act, (c) compliance with any applicable state securities or blue sky laws, (d) any filings required by the Registration Rights Agreement or the Amended and Restated Registration Rights Agreement, as in effect at such time, (e) pursuant to the terms of any Contract by and between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and (f) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, no consent or approval of, or filing or registration with, any Governmental Entity is necessary for the execution, delivery and performance by the Company of this Agreement, other than such other consents, approvals, filings or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(5)               As of the date hereof, the persons set forth on Schedule 2.1(a)(5) (the “Voting Parties”) represent at least 45% of the voting power of the Company entitled to vote with respect to the Company Stockholder Approval.

(b)           Capitalization.

(1)               The total number of shares of all classes of capital stock which the Company is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of Common Stock, which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock and (ii) 35,000,000 shares of Class B Common Stock (“Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the close of business on March 31, 2020 (the “Capitalization Date”), there were 43,354,251 shares of Class A Common Stock outstanding, 30,563,799 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 3,037,761 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,416,666 shares of Class A Common Stock (“Company Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 1,486,956 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Company Stock Options, the “Company Stock Awards”), (iv) 1,000,000 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth 2019 Employee Stock Purchase Plan, and (v) public and private warrants to acquire 8,728,036 shares of Class A Common Stock were outstanding (the “Warrants”). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Stock Options or grant or payment of Company Stock Awards in the ordinary course of business. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.

(2)               No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, (ii) for the Warrants and (iii) as set forth in Section 2.1(b)(1), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, sale or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c)               Sale of Securities. Based in part on the Purchaser’s representations in Section 2.2, the offer and sale of the Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Shares and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will the Company take any action or steps that would cause the offering or issuance of the Shares under this Agreement to be integrated with other offerings.

(d)               Shares. The Shares to be delivered to the Purchaser hereunder (including the shares of Common Stock issuable upon conversion of the Purchased Preferred Shares) have been duly authorized and, when issued and paid for pursuant to this Agreement and, if applicable, the Certificate of Designations, shall be validly issued, fully paid and non-assessable and not subject to pre-emptive rights created by statute, the Company’s Bylaws or Certificate of Incorporation or any contract to which the Company is a party or is otherwise bound. As of the Closing, the Company shall have the right, authority and power to sell, assign and transfer the Shares to the Purchaser. Upon delivery of such Shares to the Purchaser, the Purchaser shall acquire good, valid and marketable title to the Shares, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws or in this Agreement, the Registration Rights Agreement or the Amended and Restated Registration Rights Agreement, as in effect at such time, or in the Certificate of Designations. The Shares to be issued hereunder and the shares of Class A Common Stock issuable upon conversion of the Purchased Preferred Shares have been duly authorized and reserved for such issuance.

(e)               SEC Reports; Financial Statements.

(1)               The Company has filed, on a timely basis, all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 15, 2018 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). The SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (i) have complied in all material respects in accordance with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)               As of the date hereof, (A) none of the Company’s Subsidiaries is required to file any documents with the SEC, (B) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports, and (C) to the Company’s knowledge, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the SEC Reports required by: (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (z) any other rule or regulation promulgated by the SEC or applicable to the SEC Reports is accurate and complete, and complies as to form and content, in all material respects with all applicable Laws.

(3)               The consolidated financial statements of the Company, and the related notes thereto, included or incorporated by reference in the SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), have complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended.

(4)               The Company (a) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to provide assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC, and (b) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report material financial information, and (ii) any fraud involving the Company, whether or not material, by management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, the outside auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(5)               There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed.

(6)               The Proxy Statement (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it or any amendment or supplement thereto is filed with the SEC or at the time first published, sent or given to the stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Purchaser or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

(f)                Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

(g)               Litigation. There are no actions or proceedings or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, any actions, proceedings, or investigations threatened in writing against the Company or any of its Affiliates or any of their respective assets, properties or businesses that (i) question the legality of the transactions contemplated by this Agreement or (ii) individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(h)               Compliance with Laws. Neither the Company nor any of its Subsidiaries is, or since February 15, 2018 has been, in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have, or has not had, a Company Material Adverse Effect. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)                 Absence of Changes. Since December 31, 2019, there has not been any Company Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)                 Listing and Maintenance Requirements. The shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Global Market (“Nasdaq”), and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the shares of Class A Common Stock under the Exchange Act or delisting the Class A Common Stock from the Nasdaq nor has the Company received as of the date of this Agreement any notification that the SEC or the Nasdaq is contemplating terminating such registration or de-listing.

(k)               Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in material default under any agreement relating to its material indebtedness.

(l)                 Anti-Takeover Provisions. Assuming the accuracy of the representations in Section 2.2(f), the Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any “control share acquisition”, “interested stockholder”, “business combination”, “fair price”, “moratorium”, or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the Laws of the State of Delaware which is applicable to the Purchaser as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents in the manner contemplated hereby and thereby, including, without limitation, the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares and the shares of Class A Common Stock issuable upon conversion of the Purchased Preferred Shares.

(m)             Investment Company Status. Neither the Company nor any Subsidiary is an “investment company,” and, to the Company’s knowledge, neither the Company nor any Subsidiary is a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(n)               No Disqualification Events. With respect to the issuance of the Shares, none of the Company, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act except for items covered by Rule 506(d)(2) or (d)(3).

(o)               No Plan Assets. Neither the Company nor any of its Subsidiaries holds “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“Plan Assets”).

(p)               No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, none of the Company or any of its Affiliates or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, this Agreement or the transactions contemplated by the Agreement.

2.2              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

(a)               Incorporation and Authority. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby on a timely basis. The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents and the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents have been or will be duly authorized by all requisite corporate or other similar organizational action on the part of the Purchaser. This Agreement has been and the Ancillary Documents will be duly executed and delivered by the Purchaser. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes and the Ancillary Documents will constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)               Non-Contravention.

(1)               Neither the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(2)               Other than (A) the securities or blue sky laws of the various states, (B) filings required under, and compliance with other applicable requirements of, the HSR Act, and (C) the filing by the Company of the Certificate of Designations with the Delaware Secretary of State, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)               Securities Law Matters.

(1)               The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (A) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities laws, (B) is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person, (C) will not sell, transfer, pledge or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act, any other applicable securities laws, (D) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (E) is an institutional “accredited investor” (as that term is defined by Rule 501 of the Securities Act) or is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), in each case of this clause (E), satisfying the requirements set forth on Schedule B, and (F) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Shares and to protect its own interest in connection with such investment.

(2)               In making its decision to purchase the Shares, the Purchaser has relied solely upon independent investigation made by the Purchaser. The Purchaser acknowledges and agrees that the Purchaser has had the opportunity to review the SEC Reports and the Purchaser has received such information as it deems necessary in order to make an investment decision with respect to the Shares. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(3)               The Purchaser became aware of this offering of the Shares solely by means of direct contact between it and the Company or a representative of the Company, and the Shares were offered to the Purchaser solely by direct contact between it and the Company or a representative of the Company. The Purchaser did not become aware of this offering of the Shares, nor were the Shares offered to the Purchaser, by any other means. The Purchaser acknowledges that it was not induced to purchase the Shares through any form of general solicitation or general advertising.

(4)               The Purchaser acknowledges that it is aware that there are risks incident to the purchase and ownership of the Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision.

(5)               The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Shares were legally derived.

(6)               None of (i) the Purchaser, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Purchaser is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

(7)               The Purchaser does not hold Plan Assets.

(8)               The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions.

(d)               Financial Capability. The Purchaser has and at the Closing will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware as of the date hereof of any reason why the funds sufficient to fulfill its obligations under Article I will not be available at the Closing. The Purchase Price to be paid by Purchaser, together with the purchase price for any shares of Class A Common Stock held by the Purchaser prior to the Closing, is less than the maximum amount that Purchaser or Guarantor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise. Purchaser has uncalled capital commitments or otherwise has available funds in excess of the Purchase Price and all other unfunded contractually binding equity commitments of Purchaser that are currently outstanding.

(e)               Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(f)                Ownership of Common Stock. As of the date of this Agreement, except as publicly disclosed by the Purchaser prior to the date hereof, neither the Purchaser nor any of its Affiliates owns (directly or indirectly, beneficially or of record) any shares of Class A Common Stock and neither the Purchaser nor any of its Affiliates holds any rights to acquire or vote any shares of Class A Common Stock except pursuant to this Agreement. Neither the Purchaser nor any of its “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or any of the transactions contemplated hereby. As of the date hereof, there are no Contracts between the Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or the transactions contemplated hereby.

(g)               No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.2, none of the Purchaser or any of its Affiliates or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, this Agreement, any Ancillary Document or the transactions contemplated by the Agreement.

Article III

COVENANTS

3.1              Confidentiality. Subject to the terms and conditions set forth in the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms, each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is reasonably necessary in connection with any reasonably necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party from other sources, provided that such source was not known, after reasonable inquiry and investigation, by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 3.1 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources and other consultants and advisors.

3.2              Listing. At or prior to the Closing, the Company shall use its reasonable best efforts to cause the Purchased Common Shares and the shares of Class A Common Stock issuable upon the conversion of the Purchased Preferred Shares issued to Purchaser pursuant to this Agreement and pursuant to the Certificate of Designations to be approved for listing on Nasdaq, subject to official notice of issuance, following the Closing Date. From time to time following the Closing Date, in the event the number of shares of Class A Common Stock into which the Series A Preferred Stock is convertible increases under the Certificate of Designations, the Company shall apply to cause the number of shares of Class A Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock to be approved for listing on the Nasdaq.

3.3              Efforts. Subject to the other terms and conditions of this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to, as promptly as reasonably practicable following the date of this Agreement, consummate the Closing. In furtherance of the foregoing, to the extent required under the HSR Act, the Purchaser and the Company agree to each promptly, and in any event within ten (10) business days, following the date hereof make any filings required under the HSR Act and agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, to the extent then available, by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection therewith, use its commercially reasonable efforts to: (i) cooperate in all respects with the other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other party reasonably informed of any communication received by such party or its representatives from, or given by such party or its representatives to, any governmental authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding the purchase of the Shares; (iii) permit a representative of the other party and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such governmental authority or other person, give a representative or representatives of the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s representative is prohibited from participating in or attending any meetings or conferences, the other party shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the purchase of the Shares, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental authority.

3.4              Legend. The Purchaser agrees that all certificates or other instruments (including book-entry notations) representing the Shares or shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

Upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act, the Company shall promptly cause the legend to be removed from any Shares so requested.

3.5              Back Leverage.

(a)               Subject to the additional terms and conditions set forth on Schedule 3.5, to the extent reasonably requested by the Purchaser, the Company will provide customary and reasonable cooperation in good faith as may be reasonably required in connection with the Purchaser obtaining any Back Leverage, including entering into a waiver of transfer restrictions in customary form to allow for Liens to be placed on the Shares.

(b)               The Purchaser acknowledges and agrees that, notwithstanding the Company’s obligations under this Section 3.5, neither the obtaining of the Back Leverage, nor the completion of any issuance of debt contemplated by the Back Leverage, is a condition to the Closing.

3.6              Corporate Actions.

(a)               At any time that any Series A Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Class A Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding, based solely on the conversion rate then in effect.

(b)               Prior to or upon the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Annex I.

(c)               If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the Conversion Rate pursuant to the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Rate, effective as of the Closing, in the same manner as would have been required by the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement.

(d)               At any time that any Series A Preferred Stock is outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to Purchaser unless the Company has excluded Purchaser from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of Purchaser’s beneficial ownership of Preferred Stock or Common Stock owned as of the date any such agreement or plan is adopted by the Company.

3.7              Negative Covenants. Except as required by applicable Law or to comply with any notice from a Governmental Entity, as expressly contemplated, required or permitted by this Agreement or as described in Section 3.7 of the Company Disclosure Schedule, during the period from the date of this Agreement until (x) in the case of clauses (b) through (e) below, the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 6.15) and (y) in the case of clause (a) below, the date on which the first Company Stockholders’ Meeting is held for the Company Stockholder Approval (or such earlier date on which this Agreement may be terminated pursuant to Section 6.15), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not:

(a)               other than the authorization and issuance of the Series A Preferred Stock to Purchaser and the consummation of the other transactions contemplated hereunder and under the Acquisition Agreement, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, in each case, following which the Voting Parties would beneficially own less than 45% of the outstanding equity interests eligible to vote for the Company Stockholder Approval;

(b)               establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(c)               amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock or the Purchaser’s investment therein

(d)               take any action prohibited as provided on Schedule 3.7; or

(e)               agree or commit to do any of the foregoing.

3.8              Tax Matters. The Purchaser and the Company agree (i) not to treat the Series A Preferred Stock (based on its terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 and (ii) to not take a reporting position that the holders of Series A Preferred Stock are required to include as dividend income any amounts in respect of the Series A Preferred Stock unless and until dividends on the Series A Preferred Stock are paid in cash or other property, in each case, for United States federal income tax and withholding tax purposes.

3.9              Stockholder Approval.

(a)               As promptly as reasonably practicable after the execution of this Agreement, and in any event no later than the first to occur of (x) 30th day following the date upon which the Company receives the Target Financial Statements and (y) the 15th day following the Closing, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. The Board of Directors shall recommend to the Company’s stockholders that the holders of the Common Stock approve the transactions contemplated hereunder and shall include such recommendation in the Proxy Statement. The Purchaser shall provide to the Company all information concerning the Purchaser and its respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company and the Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify the Purchaser promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Purchaser with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide the Purchaser with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. The Company shall inform the Purchaser promptly (and in any event within two Business Days) of the receipt of the Target Financial Statements (or the purported delivery of the Target Financial Statements by Solara Holdings, LLC).

(b)               Subject to Section 3.9(a), the Company shall take all necessary actions in accordance with applicable Law, the organizational documents of the Company and the rules of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. The Company shall not submit any Additional Transaction for approval or adoption by the stockholders of the Company prior to (x) (but the Company may submit an Additional Transaction contemporaneously with) the first Company Stockholders’ Meeting for the Company Stockholder Approval or (y) if earlier, the termination of this Agreement in accordance with its terms if termination occurs prior to the Closing. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders’ Meeting (i) after consultation with the Purchaser, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to solicit additional proxies if the Company reasonably believes it may be necessary to obtain the Company Stockholder Approval.

3.10             Guarantee.

(a)               The Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the obligations of the Purchaser contained in this Agreement and the Ancillary Documents in accordance with the terms and conditions set forth herein and therein, including the due and punctual payment of all monetary obligations (including the payment of Purchase Price) of the Purchaser pursuant to this Agreement and the Ancillary Documents. In case of the failure of the Purchaser punctually to pay any such monetary obligation, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, and as if such payment were made by the Purchaser. The Guarantor shall cause the punctual performance and discharge by the Purchaser of, and the compliance by the Purchaser with, all covenants, agreements, obligations and undertakings of the Purchaser under this Agreement and the Ancillary Documents in accordance with the terms hereof and thereof.

(b)       Guarantee Unconditional. The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Agreement or any Ancillary Document, any failure to enforce the provisions of this Agreement or any Ancillary Document, or any waiver, modification, consent or indulgence granted with respect thereto by the Company, the recovery of any judgment against the Purchaser or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Purchaser, any right to require a proceeding first against the Purchaser, protest or notice with respect to any obligations guaranteed pursuant to Section 3.10(a) and all demands whatsoever, and covenants that the obligations under this Section 3.10 will not be discharged except by payment in full of any obligations guaranteed pursuant to Section 3.10(a).

(c)       Reinstatement. The guarantees in this Section 3.10 shall continue to be effective or be reinstated, as the case may be, if at any time any obligations guaranteed pursuant to Section 3.10(a), in whole or in part, is rescinded or must otherwise be restored to the Purchaser or the Guarantor upon the bankruptcy, liquidation or reorganization of the Purchaser or otherwise.

(d)       Subrogation. The Guarantor shall be subrogated to all rights of the Company against the Purchaser in respect of any amounts paid to the Company by the Guarantor pursuant to the provisions of this Section 3.10; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the obligations guaranteed pursuant to Section 3.10(a), when and as the same shall become due and payable according to the terms of this Agreement or any Ancillary Documents shall have been paid in full.

(e)       Representations and Warranties of the Guarantor.

(i)       Authority. The Guarantor has all requisite power and authority to enter into this and to provide the undertakings contemplated by this Section 3.10. All acts and proceedings required to be taken to authorize the execution, delivery, and performance by the Guarantor of this Agreement and provide the undertakings contemplated by this Section 3.10 have been duly and properly taken. This Agreement has been duly executed, and delivered by the Guarantor and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(ii)       Non Contravention. The execution, delivery, and performance by the Guarantor of this Agreement does not, and the consummation by the Guarantor of its obligations under this Section 3.10 will not, (x) conflict with, or result in any violation of, any provision of the certificate of limited partnership or limited partnership agreement (or similar organizational documents) of the Guarantor, or (y) conflict with, result in any violation of, or constitute a default under, any Contract to which the Guarantor is a party or by which the Guarantor or the property or assets of the Guarantor is bound, or any judgment, order, writ, injunction, or decree to which the Guarantor has been specifically identified as subject, or result in any violation of any statute, law, ordinance, rule, or regulation applicable to the Guarantor or its property or assets (except where such conflict, violation, or default would not, reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of the Guarantor to perform its obligations under this Section 3.10(a).

(iii)       Financial Capacity. The Guarantor has, and will have, the financial capacity to pay and perform its obligations under this Section 3.10, including payment and satisfaction of obligations guaranteed pursuant to Section 3.10(a).

Article IV

SURVIVAL

4.1              Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing. All of the covenants or other agreements of the parties contained in this Agreement to be performed prior to the Closing shall terminate at the Closing. All covenants or agreements of the parties contained in this Agreement to be performed following the Closing shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Article V

SHAREHOLDER RIGHTS

5.1              Board Matters.

(a)               Promptly following the Closing Date, and in any event within five (5) business days following the Closing Date, the Company shall increase the size of the Board of Directors of the Company (the “Board of Directors”) by two (2) members and, promptly following such increase, and in any event within five (5) business days following the Closing Date, shall cause Brad Coppens to be elected or appointed to the Board of Directors (the “Purchaser Board Representative”) and one independent director nominated by the Company or Board of Directors to be elected or appointed to the Board of Directors (the “Independent Board Representative” and together with the Purchaser Board Representative, the “Board Representatives”). The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Nominating and Governance Committee of the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the parties hereto agree that election of Brad Coppens to serve as the Purchaser Board Representative shall be acceptable and no such approval of the Nominating and Governance Committee shall be required. For so long as the Purchaser or an Affiliate of Purchaser holds at least 25% of the Shares, on an as-converted basis, issued to the Purchaser hereunder, on an as-converted basis, the Purchaser shall continue to have the right to nominate the Purchaser Board Representative. Subject to this Section 5.1(a), so long as the Purchaser has the right to nominate the Purchaser Board Representative to the Board of Directors, the Company shall not increase the number of Directors on the Board of Directors without the prior consent of the Purchaser. The Company will reimburse the Purchaser Board Representative and any observer appointed pursuant to Section 5.1(b) for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors. The Purchaser Board Representative will receive the same director compensation as each other non-executive director of the Board of Directors. The Purchaser agrees, upon the Company’s request, to timely provide the Company with accurate and complete information relating to the Purchaser Board Representative as may be required to be disclosed by the Company under the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding any rights to be granted with respect to the Purchaser Board Representative hereunder, the Board of Directors may exclude the Purchaser Board Representative from access to any Board of Directors or committee materials or information or meeting or portion thereof or written consent if the Board of Directors determines, in good faith, including the Purchaser Board Representative in discussions relating to such determination (but not requiring the affirmative vote of such Purchaser Board Representative), that such access would reasonably be expected to result in a conflict of interest with the Company; provided, that such exclusion shall be limited to the portion of the Board of Directors or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board of Directors or committee material and/or meeting that does not involve or pertain to such exclusion.

(b)               Following the Closing Date and for so long as the Purchaser or an Affiliate of Purchaser holds at least 50% of the Shares, on an as-converted basis, issued to the Purchaser hereunder, on an as-converted basis, the Purchaser shall have the right (in addition to the rights set forth in Section 5.1(a)) to designate a non-voting observer of the Board of Directors, which observer shall be an employee or partner of the Purchaser or one of its Affiliates. The observer shall be entitled to receive notice of and have the right to attend any and all meetings of the Board of Directors, and the Company shall provide the observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board of Directors; provided, that (A) the Purchaser shall cause the observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the observer pursuant hereto and (B) the Company and the Board of Directors shall have the right to withhold any information and to exclude the observer from any meeting or portion thereof (1) if doing so is, in the opinion of outside counsel to the Company, advisable or necessary to protect the attorney-client privilege between the Company and counsel or (2) if the Board of Directors determines in good faith, after consultation with outside counsel, that fiduciary requirements under applicable law would make attendance by the observer not advisable; provided, further, that, if the Company and/or the Board of Directors withhold any information or exclude the observer from any meeting pursuant to the foregoing clause (B), to the extent practicable they shall give Purchaser notice of such withholding or exclusion and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely (in the good faith belief of the Company and the Board of Directors (after consultation with outside counsel)) to contravene such applicable law or cause such privilege to be waived. The observer shall have no right to vote on any matters presented to the Board of Directors. All obligations of the Company pursuant to this Section 5.1(b) shall terminate, and, upon request by the Board of Directors, the Purchaser shall cause the observer to resign promptly from the Board of Directors, in each case upon the Purchaser ceasing to have the right to designate the observer pursuant to this Section 5.1.

(c)               For so long as the Purchaser has the right to designate or nominate the Purchaser Board Representative pursuant to Section 5.1(a), the Company and the Nominating and Governance Committee of the Board of Directors shall take such action as is required under applicable law, the rules and regulations in effect at such time of Nasdaq or such other market on which the Class A Common Stock is then listed or quoted or under the Bylaws or Certificate of Incorporation to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors such person designated or nominated, as the case may be, by the Purchaser pursuant to Section 5.1. The Company shall use its reasonable best efforts to have the Purchaser Board Representative elected as a director of the Company and the Company shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors. For so long as the Purchaser has the right to designate or nominate the Purchaser Board Representative, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Purchaser Board Representative, the Purchaser may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. For so long as the Purchaser has the right to designate or nominate the Purchaser Board Representative pursuant to Section 5.1(a) and the Purchaser Board Representative is a member of the Board of Directors, the Purchaser Board Representative shall be appointed to the compensation committee and the nominating and governance committee of the Board of Directors; provided, that if applicable SEC rules or Nasdaq listing rules do not permit the Purchaser Board Representative to be a member of such committee, then the Board of Directors shall appoint the Purchaser Board Representative as a non-voting observer of such committee if designated by Purchaser.

(d)               The Company shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the Purchaser Board Representative to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by the Company with respect to the other non-executive members of the Board of Directors. Any directors’ and officers’ indemnity insurance shall be primary to any insurance coverage for the Purchaser Board Representative maintained by any other person. At the Closing, the Company and the Purchaser Board Representative shall enter into an indemnification agreement substantially similar to the form included as Exhibit 10.4 to the Company’s Form 10-K for the fiscal year ended December 31, 2019 (the “Indemnification Agreement”).

(e)               All obligations of the Company pursuant to this Section 5.1 relating to the Purchaser Board Representative shall terminate, and, upon request by the Board of Directors, the Purchaser shall cause the Purchaser Board Representative to resign promptly from the Board of Directors, in each case upon the Purchaser ceasing to have the right to designate or nominate a director pursuant to Section 5.1. Any vacancy created by such resignation may be filled by the Board of Directors or the shareholders of the Company in accordance with the Bylaws or Certificate of Incorporation and applicable law.

5.2              Information Rights. From and after the date hereof and for so long as the Purchaser or an Affiliate of Purchaser holds at least 25% of the Shares, on an as-converted basis, issued to the Purchaser hereunder, on an as-converted basis:

(a)               The Company will provide to the Purchaser the annual, quarterly and periodic reports of the Company in the time periods required for the filing of such reports with the SEC as soon as reasonably practicable after they become available; provided, however, that the filing of such reports with the SEC shall satisfy such delivery requirement.

(b)               The Company will permit the Purchaser and its representatives, at the Purchaser’s expense, to reasonable and customary rights to the information of the Company and access to management of the Company, all at such reasonable times and as often as may be reasonably requested.

5.3              Transfer Restrictions.

(a)               Other than Permitted Transfers, the Purchaser shall not Transfer any Shares, or the shares of Class A Common Stock issuable upon conversion of the Purchased Preferred Shares (together, the “Prohibited Shares”) during the period commencing on the Closing Date and continuing until the date that is the eighteen (18) month anniversary of the Closing Date (such date, the “Restricted Period Termination Date”). Notwithstanding the foregoing, in the event that following the six (6) month anniversary of the Closing Date (x) the volume weighted average price of the Class A Common Stock exceeds $22.50 (as adjusted for share splits, share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes) for twenty (20) consecutive trading days, 50% of the Prohibited Shares shall no longer be subject to the Transfer restrictions set forth in the first sentence of this Section 5.3(a) and (y) the volume weighted average price of the Class A Common Stock exceeds $30.00 (as adjusted for share splits, share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes) for twenty (20) consecutive trading days, 100% of the Prohibited Shares shall no longer be subject to the Transfer restrictions set forth in the first sentence of this Section 5.3(a) (in either case, a “Restricted Period Early Termination Event”).

(b)               “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(1)               a Transfer of Prohibited Shares to Affiliates of the Purchaser, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 5.3, in form and substance reasonably acceptable to the Company, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 5.3;

(2)               a Transfer of Prohibited Shares as a distribution in-kind to the Purchaser’s investors, and to their subsequent investors, including limited partners, so long as all such transferees, to the extent it has not already done so, executes a customary joinder to this Section 5.3, in form and substance reasonably acceptable to the Company, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 5.3;

(3)               a Transfer of Prohibited Shares in connection with the exercise of piggyback registration rights set forth in the Registration Rights Agreement or the Amended and Restated Registration Rights Agreement, as in effect at such time;

(4)               a Transfer of Prohibited Shares in connection with a sale of the Company approved by the Board of Directors or in connection with a tender offer into which a majority of the Unaffiliated Shareholders of the Company have tendered their respective shares of Common Stock;

(5)               a Transfer of Prohibited Shares to the Company; and

(6)               a Transfer of Prohibited Shares following a voluntary filing by the Company of a petition for relief under the United States Bankruptcy Code.

(c)               Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date, the Purchaser shall not Transfer any Prohibited Shares (i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement and (ii) other than any Transfers that are made pursuant to a registered offering or in accordance with an exemption from registration. Any Transfers of Prohibited Shares shall only be made to a person that, to Purchaser’s knowledge, is not a competitor of the Company set forth on Schedule C attached hereto and that does not become a competitor of the Company after the date hereof, as set forth on a quarterly or annual report filed by the Company with the SEC.

(d)               The Company may impose stop-transfer instructions and may stamp each certificate representing the Prohibited Shares with an appropriate legend to enforce the provisions of this Section 5.3. Any purported Transfer or other transaction in violation of this Section 5.3 shall be null and void.

5.4              Standstill.

(a)               For so long as the Purchaser Beneficially Owns Shares representing at least twenty five percent (25%), on an as-converted basis, of the Shares issued to the Purchaser pursuant to this Agreement, on an as-converted basis, without the prior written consent of the Company, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:

(1)               acquire, offer to acquire or agree or make a proposal to acquire Beneficial Ownership of Common Stock or any Derivative Instruments with respect to Common Stock, except pursuant to share splits, reverse share splits, share dividends or distributions, or combinations or any similar recapitalizations on or after the date hereof or offerings made available to holders of Common Stock generally on a pro rata basis including;

(2)               effect or seek, offer or propose to effect, or announce any intention to effect or cause or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or material assets of the Company or any of its Affiliates, including rights or options to acquire such ownership, in connection with any “change of control” of the Company; (B) initiate or propose any merger, tender offer, business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change of control of, the Company or any of its Subsidiaries; (C) any shareholder proposal (including any precatory proposal) to be considered by the stockholders of the Company, or take any action to nominate any person for membership on the Board of Directors, or take any action to remove any director (other than the Purchaser Board Representative) from the Board of Directors of the Company or to change the composition of the board of directors of the Company or (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any person with respect to the voting of, Shares, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to Common Stock; provided that the foregoing shall not restrict the Purchaser’s right to vote its Common Stock in its sole discretion;

(3)               deposit any Common Stock into a voting trust or subject Common Stock to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect (other than a proxy provided to the management of the Company in connection with an annual or special meeting of shareholders);

(4)               initiate or propose a call for any special meeting of the Company’s shareholders;

(5)               otherwise act, alone or in concert with others, to seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies of the Company or any of its Subsidiaries;

(6)               propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any confidential information to, any third party with respect to any of the foregoing;

(7)               form, join or in any way participate in any “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(8)               disclose any intention, plan, proposal or arrangement inconsistent with any of the foregoing;

(9)               advise, assist, knowingly encourage or direct any other person to do any of the foregoing, or act as a financing source for or otherwise invest in any person in connection with such person doing any of the foregoing;

(10)           take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction with you or any of your affiliates or any of the other events described in this paragraph; or

(11)           take any action challenging the validity or enforceability of this paragraph, or request the Company amend or waive any provision of this paragraph (including this clause (11)), provided, that the Purchaser may make confidential requests to the Company to amend or waive any of the limitations set forth in this Section 5.4(a), which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require the public disclosure thereof by any person.

(b)               The prohibition in Section 5.4(a)(1) shall not apply in connection with acquisitions made as a result of a share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change and shall not restrict (1) the ability of the Purchaser Board Representative to vote or from otherwise exercising his or her fiduciary duties, (2) the Purchaser’s ability to vote, Transfer, convert or otherwise exercise rights under its Shares subject to the express obligations hereof.

5.5              Right of First Offer. Except for a Permitted Transfer, in the event of any proposed sale of shares of Series A Preferred Stock to a third party by Purchaser, the provisions of this Section 5.5 shall apply:

(a)               If and whenever Purchaser desires to sell shares of Series A Preferred Stock to a third party (other than a Permitted Transfer) (any such transaction, a “Proposed Sale”), Purchaser shall first deliver to the Company written notice thereof (a “ROFO Notice”). The ROFO Notice shall disclose (i) Purchaser’s bona fide intention to effectuate such Proposed Sale and (ii) the number of shares of Series A Preferred Stock to be sold. The Company may elect to offer to purchase all (but not less than all) of the shares of Series A Preferred Stock to be sold in the Proposed Sale by giving written notice of such offer (an “Offer Notice”), to Purchaser within ten (10) business days after the ROFO Notice has been delivered to the Company (the “Offer Period”). If the Purchaser timely accepts the Offer Notice, then Purchaser shall be obligated to sell pursuant to the Offer Notice, and the Company obligated to purchase pursuant to the Offer Notice, in each case, for the ROFO Price, and the Company and Purchaser shall use commercially reasonable efforts to effect the consummation of the Proposed Sale of such shares of Series A Preferred Stock contemplated by the Offer Notice as promptly as practicable, but, in any event, within fifteen (15) business days following delivery of the Offer Notice. If the Company notifies Purchaser that the Company does not wish to purchase the applicable shares of Series A Preferred Stock specified in the ROFO Notice, or if the Company fails, within the Offer Period, to notify Purchaser of its response to the ROFO Notice, then Purchaser will have a period of ninety (90) days after delivery of the ROFO Notice to consummate the Proposed Sale at a price per share of Series A Preferred Stock that is equal to or greater than the ROFO Price. If the aforesaid ninety (90) day period expires without Purchaser consummating the Proposed Sale, the foregoing rights of the Company under this Section 5.5 will apply with respect to such Proposed Sale and any other potential Proposed Sale. As used herein, the “ROFO Price” per share of Series A Preferred Stock means the greater of (x) the Conversion Price and (y) the amount obtained by multiplying (i) the Closing Price (as defined in the Certificate of Designations) of the Class A Common Stock on the trading day immediately prior to the closing of the sale of such shares of Series A Preferred Stock times (ii) the number of shares of Class A Common Stock into which a share of Series A Preferred Stock is then convertible.

(b)               Purchaser will, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any sale of shares of Series A Preferred Stock and the terms and conditions thereof. Neither Purchaser, nor any of its Affiliates will have any liability to any other holder of securities of the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any sale of shares of Series A Preferred Stock except to the extent Purchaser will have failed to comply with the provisions of this Section 5.5 or any other binding agreement.

(c)               The closing of a sale of shares of Series A Preferred Stock to which Section 5.5 applies will take place at such time and place as the Company will specify by notice to the Purchaser. At the closing of such sale of shares of Series A Preferred Stock, Purchaser will deliver the certificates evidencing the shares of Series A Preferred Stock, if any, to be sold by Purchaser, duly endorsed for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any necessary transfer tax stamps affixed, against delivery of the applicable consideration. The purchase price specified in any Offer Notice shall be payable solely in immediately available funds at the closing of the transaction. For the avoidance of doubt, this Section 5.5 shall not apply to any sale of shares of the Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

(d)               For the avoidance of doubt, compliance with this Section 5.5 shall not eliminate or otherwise relieve the Purchaser from any restrictions on Transfer applicable to the Shares.

Article VI

MISCELLANEOUS

6.1              Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, including the fees and expenses of attorneys, accountants, investment bankers and consultants; provided that the Company shall, upon the Closing of the transaction contemplated hereby reimburse the Purchaser for its reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement, including any documentary, stamp and similar issue or transfer tax due on the issuance of the Shares to Purchaser, and excluding any costs or expenses of obtaining any Back Leverage; provided that the maximum amount of such reimbursable costs and expenses shall not exceed $500,000 in the aggregate. In addition, the Purchaser shall be responsible for any fees and expenses (including filing fees and fees and expenses of counsel) incurred in connection with making the filings and notifications required by the HSR Act, and the reimbursement set forth in the prior sentence shall not apply to any such fees and expenses.

6.2              Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3              Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

6.4              Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.

6.5              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6              Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or electronic mail (so long as such transmission does not generate an error message or notice of non-delivery), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchaser:

c/o One Equity Partners

510 Madison Avenue, 19th Floor

New York, NY 10022

Attn: Gregory A. Belinfanti, Brad Coppens, Inna Etinberg, Jessica Marion and Dora Stojka
Email:    gregory.belinfanti@oneequity.com

brad.coppens@oneequity.com

inna.etinberg@oneequity.com

jessica.marion@oneequity.com

dora.stojka@oneequity.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:      Jeremy S. Liss, P.C.

Ross M. Leff, P.C.

Jeffrey P. Swatzell

Email:     jeremy.liss@kirkland.com

ross.leff@kirkland.com

jeffrey.swatzell@kirkland.com

If to the Company:

AdaptHealth Corp.

220 West Germantown Pike Suite 250

Plymouth Meeting, PA 19462

Attention: General Counsel

E-mail: cjoyce@adapthealth.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Steven J. Gartner

   Michael E. Brandt

   Danielle Scalzo

E-mail: sgartner@willkie.com

     mbrandt@willkie.com

         dscalzo@willkie.com

Facsimile: 212-728-9962

6.7              Entire Agreement. This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.

6.8              Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that the Purchaser may, without the prior written consent of the other party, assign its rights, interests and obligations under this Agreement, in whole or in part, either pursuant to a Permitted Transfer or to an Affiliate, and, in each case, in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that, in each case, no such assignment will relieve the Purchaser of its obligations hereunder.

6.9              Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)               the word “or” is not exclusive;

(b)               the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)               the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)               “Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

(e)               the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Pennsylvania generally are authorized or required by law or other governmental action to close; and

(f)                the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(g)               the term “made available” means that the information referred to has been posted in the Merrill Queen “data room” established by the Company or its representatives or in publicly available SEC Reports filed by the Company with the SEC on or following the Reference Date at least two days prior to the date hereof, in each case.

(h)               “Additional Transaction” means, in each case involving any person other than the Purchaser or one of its Affiliates, any (i) sale, lease, assignment, exchange or other transfer or disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary; (ii) issuance, sale or other disposition, directly or indirectly (including, without limitation, by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities), including without limitation capital stock, partnership interests, membership interests or other instruments directly or indirectly convertible into, exchangeable or exercisable for, or the value of which is determined with reference to, capital stock, partnership interests or membership interests (“Equity Securities”) of the Company or any of its Subsidiaries; (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning any class or series (or the voting power of any class or series) of Equity Securities of the Company or any of its Subsidiaries or any other transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, of any class or series (or the voting power of any class or series) of Equity Securities; or (iv) combination of the foregoing (in each case, other than the arrangements contemplated hereunder).

(i)                 “Affiliate” means, with respect to any specified person, any other person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

(j)                 “as-converted basis” means, for purposes of computing beneficial ownership, such number of shares of Common Stock calculated on a basis assuming all shares of Series A Preferred Stock had been converted by the holders thereof pursuant to Section 6 of the Certificate of Designations classifying the Series A Preferred Stock, but disregarding any restrictions or limitations upon the conversion of such Series Preferred Stock, including those limitations specified in Section 8(f) thereof.

(k)               “Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement attached hereto as Annex II; provided, that the Company and the holders of a majority of Registrable Securities (as defined in the form of Amended and Restated Registration Rights Agreement) shall be entitled to make amendments to the form of Amended and Restated Registration Rights Agreement to the extent that such amendments could be made following the effectiveness thereof after giving effect to the acquisition by Purchaser of the Shares contemplated hereby.

(l)                 “Back Leverage” means the (1) incurrence of indebtedness by the Purchaser (or an Affiliate thereof) to (A) finance a portion of its purchase of the Shares, (B) finance a return of capital with respect to its investment in the Shares, or (C) refinance or replace indebtedness described in this clause (1), and (2) granting of Liens by the Purchaser to secure payment of such indebtedness, including on Shares held by the Purchaser (or each Affiliate of the Purchaser to which Shares are transferred pursuant to Section 5.3(b)(1)).

(m)             “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n)               “Company Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (a) a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (i) (A) the economy generally or credit, currency, oil, financial, banking, securities, capital markets or financial markets generally (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereunder or any disruption thereof and any decline in the price of any security, commodity or market index), including changes in interest or exchange rates, and (B) changes or conditions generally affecting the industry or markets in which the Company participates, (ii) any changes or prospective changes in applicable Law, GAAP, or the enforcement or interpretation thereof after the date hereof or any action required to be taken under any Law by which the Company or its Subsidiaries (or any of their respective assets or properties) is bound, (iii) any international or national political, regulatory or social conditions, hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, or any escalation or worsening of any such hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, (iv) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; provided that this clause (iv) will not prevent a determination that any change, effect or other cause underlying such failure to meet budgets, plans, projections or forecasts has resulted in or contributed to a Company Material Adverse Effect, (v) actions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Purchaser, (vi) the negotiation or execution of this Agreement or any other Ancillary Document or announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or thereby or the identity, nature or ownership of the Purchaser, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any of its or their business relations or employees, (vii) epidemics, pandemics or disease or virus outbreaks (including the COVID-19 virus) or (viii) hurricanes, earthquakes, tsunamis, tornados, mudslides, floods or other natural disasters, weather conditions, explosions or fires or other force majeure events or acts of God, whether or not caused by any person, or any national or international calamity or crisis; provided that the matters described in clauses (i), (iii) and (viii) shall be included and taken into account in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole, relative to the other participants in the industries in which they operate; and (b) a material impairment on or material delay in the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(o)               “Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of February 27, 2020, by and between the Company and the Purchaser.

(p)               “Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

(q)               “Conversion Price” has the meaning set forth in the Certificate of Designations.

(r)                “Conversion Rate” has the meaning set forth in the Certificate of Designations.

(s)                “Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions that hedge the value of such derivative security.

(t)                 “Effect” means any change, event, effect, development or circumstance.

(u)               “Encumbrance” means any mortgage, commitment, transfer restriction, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, executorial attachment, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

(v)               “Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided that Equity Securities shall not include preferred stock that are not convertible or exchangeable for common stock in a corporation.

(w)             “Fundamental Representations” means the representations and warranties set forth in Sections 2.1(a)(1), (b)(1), (c), (d) and (f).

(x)               “Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(y)               “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(z)               “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of Luke McGee, Joshua Parnes, Christopher Joyce, Wendy Russalesi, Gregg Holst, John Gentile, Shaw Rietkerk or Andy Palan.

(aa)            “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, code, treaty, constitution, regulation, judgment, order, writ, injunction, ruling, decree, administrative interpretation or agency requirement of any Governmental Entity.

(bb)           “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing.

(cc)            “Outside Date” means the date that is 150 days after the date hereof.

(dd)           “Purchased Common Shares” means a number of shares of Class A Common Stock equal to the lesser of (i) the Stock Consideration Amount and (ii) the maximum number of shares of Common Stock as are issuable by the Company without obtaining prior shareholder approval pursuant to Nasdaq listing rule 5635 (assuming that the shares of Common Stock issuable in connection with the Target Acquisition are issued at the Closing without any reduction therefrom as a result of Nasdaq listing rule 5635) (which, under this clause (ii) shall not be less than 9,911,932 shares of Class A Common Stock).

(ee)            “Purchased Preferred Shares” means a number of shares of Series A Preferred Stock equal to the quotient obtained by dividing (i) (x) the Stock Consideration Amount, less (y) the number of Purchased Common Shares issued hereunder, divided by (ii) the Conversion Rate.

(ff)              “Purchase Price Per Common Share” means $13.75.

(gg)           “Purchase Price Per Preferred Share” means $1,000.

(hh)           “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth Holdings LLC and certain other parties thereto.

(ii)              “Stock Consideration Amount” means 13,818,182 (subject to reduction as set forth in Section 1.1(a)).

(jj)              “Subsidiary” means, with respect to any person, (a) any corporation of which a majority of the total voting power of shares of capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or (b) any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. For purposes of this definition, a person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

(kk)           “Target Acquisition” means the acquisition by the Company or one of its Subsidiaries of Solara Holdings, LLC.

(ll)              “Target Financial Statements” means for purposes of Section 3.9, the 2019 Audited Financials (as defined in the Stock Purchase Agreement as in effect on the date hereof).

(mm)          “Transfer” means (i) any direct or indirect sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (ii) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the conversion of one or more shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to the Certificate of Designations.

(nn)           “Unaffiliated Shareholders” means the shareholders of the Company, other than (1) the Purchaser, (2) any Affiliates or representatives of the Purchaser or any person acting for or on behalf of the Purchaser or (3) any shareholder that is a member of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with the Purchaser.

(oo)           “Voting Agreements” means those certain Voting Agreements, dated as of the date hereof, by and among the Purchaser and each of the Voting Parties.

6.10          Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11          Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12          No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

6.13          Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

6.14          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

6.15          Termination. Prior to the Closing, this Agreement may only be terminated:

(a)               by mutual written agreement of the Company and the Purchaser;

(b)               by the Company or the Purchaser, upon written notice to the other party, if the Closing has not occurred by the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 6.15(b) shall not be available to any party whose failure to materially comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)               by the Company if (i) the Purchaser shall have breached any representation, warranty, covenant or agreement of the Purchaser set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 1.3(c)(1) or 1.3(c)(2) not to be satisfied; provided that the Company is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 1.3(a) or Section 1.3(b) to not (in the absence of a waiver) be satisfied as of the Closing Date; or

(d)               by the Purchaser if (i) the Company shall have breached any representation, warranty, covenant or agreement of the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 1.3(b)(1) or 1.3(b)(2) not to be satisfied; provided that the Purchaser is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 1.3(a) or Section 1.3(c) to not (in the absence of a waiver) be satisfied as of the Closing Date.

6.16          Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any willful and material breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 3.1 (Confidentiality), 6.2 to 6.14 (Amendment; Waiver; Counterparts; Electronic Transmission; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement; Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance), this Section 6.16 (Effects of Termination) and Section 6.17 (Non-Recourse) shall survive the termination of this Agreement.

6.17          Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, including permitted assignees and successors, or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ADAPTHEALTH CORP.

By:
Name:
Title:

OEP AHCO INVESTMENT HOLDINGS, LLC

By:	/s/ Brad Coppens
Name: Brad Coppens
Title: Authorized Officer

[Signature Page to Investment Agreement]

ONE EQUITY PARTNERS VII, L.P.

By:	OEP VII General Partner, L.P.
Its:	General Partner

By:	OEP VII GP, L.L.C.
Its:	General Partner

By:	/s/ Gregory Belinfanti
Name:	Gregory Belinfanti
Its:	Authorized Signatory

[Signature Page to Investment Agreement]

Annex I

Form of Certificate of Designations

[Form of]

certificate of designation, preferences and rights

OF

series A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.0001

OF

ADAPTHEALTH CORP.

On [•], 2020, the Board of Directors of AdaptHealth Corp., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, [●] authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the By-Laws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.0001 per share and an initial number of authorized shares equal to [●], is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below.

Section 1.      Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

Section 2.      Ranking. The Series A Preferred Stock will rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)           on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)           junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)           senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).

Section 3.      Definitions. As used herein with respect to Series A Preferred Stock:

“Acquisition Agreement” means that certain Stock Purchase Agreement and Agreement and Plan of Merger, dated as of May 25, 2020, by and among the Company, AdaptHealth LLC, Eleanor Merger Sub LLC, Solara Holdings, LLC and LCP Solara Blocker Seller, LLC, in its capacity as Blocker Seller and the Representative (in each case as defined therein), as may be amended from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (a) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (b) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Class A Common Stock).

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Pennsylvania are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By Laws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Payment” has the meaning set forth in Section 8(f).

“Cash Payment Deadline” has the meaning set forth in Section 8(f).

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Correction to the Second Amended and Restated Certificate of Incorporation of the Company, and as may be amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction; or

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Class A Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company.

“Class A Common Stock” means the Common Stock of the Company designated as Class A common stock, $0.0001 par value per share.

“Class B Common Stock” means the Common Stock of the Company designated as Class B common stock, $0.0001 par value per share.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Class A Common Stock on the NASDAQ on such date. If the Class A Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means (i) the common stock, $0.0001 par value per share, of the Company, consisting of Class A Common Stock and Class B Common Stock and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 11(a)(iii).

“Conversion Date” has the meaning set forth in Section 8.

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 72.727273 shares of Class A Common Stock, subject to adjustment as set forth herein.

“Current Market Price” per share of Class A Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

“Default Cash Dividends” has the meaning set forth in Section 8(f).

“Distributed Property” has the meaning set forth in Section 10(a)(iii).

“Distribution Transaction” means any dividend or other distribution of equity securities of a Subsidiary of the Company to holders of Class A Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend or distribution of equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Exchange Property Unit” has the meaning set forth in Section 11(a).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith, or as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Guarantor” means One Equity Partners VII, L.P.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of the Company and shall be reasonably acceptable to the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time.

“Investment Agreement” means that certain Investment Agreement between the Company,the Investor and the Guarantor dated as of May 25, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” means OEP AHCO Investment Holdings, LLC.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $0.0001 per share.

“Mandatory Conversion” has the meaning set forth in Section 7.

“Mandatory Conversion Date” has the meaning set forth in Section 7.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“NASDAQ” means the NASDAQ Stock Market (or its successor).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Optional Conversion” has the meaning set forth in Section 6(a).

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Original Issue Price” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000.00 per share.

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividends” has the meaning set forth in Section 4(b).

“Participating Dividend Record Date” has the meaning set forth in Section 4(d).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Reorganization Event” has the meaning set forth in Section 11(a)(iii).

“Requisite Stockholder Approval” means the stockholder approval contemplated by NASDAQ listing rule 5635 (or its successor) with respect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rule.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share Cap” means zero (0) shares of Common Stock.

A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Trigger Event” has the meaning set forth in Section 10(a)(v).

“Voting Stock” means (a) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “AHCO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose).

Section 4.      Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)           Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock as if immediately prior to each Participating Dividend Record Date, all shares of Series A Preferred Stock then outstanding were converted into shares of Class A Common Stock in accordance with Section 6. Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Class A Common Stock, and no dividends shall be payable to holders of shares of Class A Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.

(c)           [Reserved]

(d)           Record Date for Participating Dividends. Each Participating Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Participating Dividend Record Date”) which shall be the same day as the record date for the payment of dividends to the holders of shares of Class A Common Stock.

(e)           Conversion Following a Participating Dividend Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Participating Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Participating Dividend Record Date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Participating Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Participating Dividend Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date.

Section 5.      Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Class A Common Stock pursuant to Section 6 (notwithstanding the Conversion Restriction). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)           Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6.      Right of the Holders to Convert.

(a)           Subject to the terms of Section 8(f), each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the Original Issue Price divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 8(e). The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided, however, that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 10,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder or all shares of Series A Preferred Stock that may be converted in compliance with Section 8(f)).

(b)           The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock and Class A Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock pursuant to Section 6. Any shares of Class A Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 7.      Mandatory Conversion by the Company. (a) Following the day upon which the Requisite Stockholder Approval is obtained, the Company may elect to convert up to 100% of the outstanding shares of Series A Preferred Stock (to the extent not previously redeemed by the Company) into shares of Class A Common Stock (the election to convert shares of Series A Preferred Stock pursuant to this Section 7, a “Mandatory Conversion”, and the date selected by the Company for any Mandatory Conversion pursuant to this Section 7, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion shall be converted into (A) the number of shares of Class A Common Stock equal to the quotient of (1) the Original Issue Price with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (2) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (B) cash in lieu of fractional shares as set out in Section 8(e).

(b)	Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of a Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i)           the number of shares of Series A Preferred Stock held by such Holder that are subject to the Mandatory Conversion;

(ii)          the Mandatory Conversion Date selected by the Company; and

(iii)         the Conversion Rate as in effect on the Mandatory Conversion Date, the number of shares of Class A Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder and, if applicable, the cash in lieu of fractional shares to be paid thereon.

SECTION 8.	Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to receive shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 8:

(i)           in the case of an Optional Conversion, complete and manually sign the conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

(ii)          deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)         if required, furnish appropriate endorsements and transfer documents; and

(iv)         if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 17.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Class A Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date).

The “Conversion Date” means (A) with respect to an Optional Conversion pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8 (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

(b)               Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Participating Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and on conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c)               Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(e)). Such delivery of shares of Class A Common Stock shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d)               No Adjustment. No adjustment to shares of Series A Preferred Stock being converted on a Conversion Date or to the shares of Class A Common Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends or other distributions payable to holders of the Class A Common Stock as of any date prior to the close of business on such Conversion Date (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 10(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series A Preferred Stock has occurred, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(e)               Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Class A Common Stock. To determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(f)                Restriction on Conversions.

(i)                 Limitation on Conversion. Notwithstanding anything in this Certificate of Designations to the contrary, unless and until the Requisite Stockholder Approval (to the extent and only to the extent required under the listing rules of NASDAQ) is obtained, the Holders shall not have the right to acquire shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and the Company shall not be required to issue shares of Common Stock issuable upon conversion of the Series A Preferred Stock, in excess of the Share Cap (the “Conversion Restriction”). Any purported delivery of shares of Common Stock upon conversion of any Series A Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would result in issuance of shares of Common Stock in excess of the Share Cap in violation of the listing rules of Nasdaq. Notwithstanding the foregoing, for any conversion following the six-month anniversary of the Original Issuance Date, in the case of a conversion pursuant to Section 6, Section 7 or this Section 8, the Holder or the Company, as applicable, may request a conversion of a number of shares of Series A Preferred Stock that would result in the issuance of shares that, but for the Conversation Restriction, would exceed the Share Cap; provided, that, in lieu of any shares of Class A Common Stock otherwise deliverable upon conversion that would, but for the Conversion Restriction, exceed the Share Cap, the Company shall instead deliver to the requisite Holder an amount of cash per share of such Class A Common Stock equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date (such payment, a “Cash Payment”), payable within not more than thirty (30) days following the applicable Conversion Date (such date, the “Cash Payment Deadline”); provided, however, that the Holder may not request the conversion of shares in excess of the Share Cap prior to the earlier to occur of (A) the Restricted Period Termination Date (as such term is defined in the Investment Agreement) and (B) if any, a Restricted Period Early Termination Event (as such term is defined in the Investment Agreement) following which the transfer restrictions in Section 5.3(a) of the Investment Agreement are not applicable to 100% of the Prohibited Shares (as such term is defined in the Investment Agreement) (following which the Holder may request conversion of shares that would, but for the Conversion Restriction, exceed the Share Cap which shall be treated in accordance with the forgoing proviso); provided, further, that, for any conversion that would, but for the Conversation Restriction, exceed the Share Cap that is in connection with a Change of Control, in lieu of the purchase price per share payable in accordance with the foregoing, the Company shall instead deliver to the requisite Holder, at the same time as such consideration is delivered to the holders of Class A Common Stock, the consideration received by the holders of Class A Common Stock in respect thereof, and if such payment is in violation of the Nasdaq listing rules applicable to the Company, the Company shall instead deliver to the Holder converting shares in excess of the Share Cap that would be in violation of the Nasdaq listing rules cash in an amount equal to the Fair Market Value of such consideration.

(ii)              Covenant to Seek the Requisite Stockholder Approval. The Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each regular annual meeting of its stockholders occurring after the first Company Stockholders’ Meeting (as such term is defined in the Investment Agreement) and endorsing its approval in the related proxy materials. The Company will promptly notify the Holders if the Requisite Stockholder Approval is obtained.

(iii)            Cash Dividends Upon Default of Cash Payment Obligations. If the Company fails to make any required Cash Payment by the required Cash Payment Deadline on any share of Series A Preferred Stock, then the Holder thereof will be entitled to receive cumulative cash dividends on each such share at a rate per annum of 4.00% on the Original Issuance Price (such dividends, “Default Cash Dividends”). Default Cash Dividends, if any, shall accumulate on a daily basis from, and including, the Cash Payment Deadline to, but excluding, the date upon which the required Cash Payment is made (whether or not there shall be earnings or funds of the Company legally available for the payment of Default Cash Dividends or the Company declares the payment of Default Cash Dividends). Default Cash Dividends, if any, shall be payable quarterly in arrears on March 31, June 30, September 31 and December 31 of each year to the applicable Holder as it appears on the Company’s Register at the close of business on the March 15, June 15, September 15 and December 15 preceding the applicable payment date. Default Cash Dividends, if any, payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 9.      Change of Control.

(a)               Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

(b)               Conversion Right. Prior to the consummation of any Change of Control, each Holder shall be entitled, subject to Section 8(f), to exercise an Optional Conversion in respect of any and all of its Series A Preferred Stock prior to or conditioned upon such Change of Control.

Section 10.  Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10, without having to convert their Series A Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i)                 The issuance of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0 = the Conversion Rate in effect immediately prior to (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii)              The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(v) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Class A Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X)] / (OS0+Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or other issuance;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

X = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or other issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or other issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announced its decision not to issue such rights, options or warrants to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or other issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered.

(iii)            The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Class A Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof; (B) Distribution Transactions as to which Section 10(a)(iv) shall apply; (C) dividends or distributions paid exclusively in cash; and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(v) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Class A Common Stock on the Record Date for such dividend or distribution; provided, however, that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)             The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Class A Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0 = the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(iv), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iv) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iv).

(v)               If the Company has a stockholder rights plan in effect with respect to the Class A Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Class A Common Stock, the rights under such rights plan relating to such Class A Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Class A Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Class A Common Stock or other property or securities as a dividend or distribution of shares of Class A Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Class A Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 10(a)(v), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(b)               Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required, unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent (1%) that has not been made will be made upon any Conversion Date.

(c)               When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock.

(ii)              Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)            No adjustment to the Conversion Rate will be made:

(A)             upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)              upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)              upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;

(D)             for dividends or distributions declared or paid to holders of Class A Common Stock in which Holders participate pursuant to Section 4(b); or

(E)              for a change solely in the par value of the Class A Common Stock.

(d)               Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)               Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)                Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Company stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g)               Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 10(f):

(i)                 compute the adjusted applicable Conversion Rate in accordance with this Section 10; and

(ii)              (A) in the event that the Company shall give notice or make a public announcement to the holders of Class A Common Stock of any action of the type described in Section 10 (but only if the action of the type described in Section 10 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first-class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series A Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more provisions of Section 10 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and

(iii)            whenever the Conversion Price shall be adjusted pursuant to one or more provisions of Section 10, the Company shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent in the manner set forth in subclause (A) of clause (ii) to each Holder.

Section 11.  Adjustment for Reorganization Events.

(a)           Reorganization Events. In the event of:

(i)                 any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)              any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or

(iii)            any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities;

(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Class A Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series A Preferred Stock will remain outstanding (unless converted in accordance with Section 11(d)) and (I) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in Section 10 or in this Section 11, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (II) for purposes of Sections 6 and 7, each reference to any number of shares of Class A Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Exchange Property Units (and the terms of any conversion shall be based upon the Original Issue Price at the time of such subsequent conversion); and (III) other references to “Class A Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Company), the economic and other rights in respect of the Series A Preferred Stock granted by this Certificate of Designations and the Investment Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Class A Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)           Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.

(c)           Reorganization Event Notice. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)           Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)           Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 9 shall take precedence over this Section 11 to the extent there is any inconsistency between such sections.

Section 12.  Adverse Changes; Voting Rights.

(a)           So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class: amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock.

(b)           Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)           For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws, the Holders shall have the exclusive consent and voting rights set forth in Section 12(a) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

(d)           Except as otherwise provided herein or as otherwise required by Delaware General Corporation Law, the Series A Preferred Stock shall have no voting rights.

Section 13.  Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Class A Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

Section 14.  Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Section 15.  Creation of Capital Stock. The Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

Section 16.  No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 17.  Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Class A Common Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)           Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Class A Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall use commercially reasonably efforts to notify the Holders of any amounts expected to be deducted and withheld pursuant to the preceding sentence reasonably prior to the relevant payment date and the basis for such deduction and withholding and shall reasonably cooperate with the applicable Holders to reduce or eliminate any such deductions and withholdings to the extent permitted under applicable law.

(c)           Tax Treatment. The Series A Preferred Stock is intended to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Company shall apply the provisions of this Certificate of Designations consistent with such intention.

Section 18.  Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at [•] (Attention: [•]), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 19.  Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 20.  Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 21.  Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

Section 22.  No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series A Convertible Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows]

This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.

The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its _____________ and attested to by its ____________ on this _____ day of [●], 2020.

ATTEST:	ADAPTHEALTH CORP.

Name:	By:
Title:		Name:
Title:

Exhibit I

ADAPTHEALTH CORP.CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of AdaptHealth Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of AdaptHealth Corp., a Delaware corporation (the “Company”), indicated below into shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [●]].

Date of Conversion (if applicable): ___________________________________________

Number of shares of Series A Preferred Stock to be converted: _____________________

Share certificate no(s). of Series A Preferred Stock to be converted: _________________

Tax ID Number (if applicable): ______________________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Class A Common Stock to be issued:______________________

Please issue the shares of Class A Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Authorization: ____________________________________

By: _____________________________________________

Title: ____________________________________________

Dated: ___________________________________________

Account Number (if electronic book entry transfer): _____________________________

Transaction Code Number (if electronic book entry transfer): ______________________

Payment Instructions for cash payment in lieu of fractional shares:

Annex II

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

(See attached)

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2020, by and among (i) AdaptHealth Holdings LLC, a Delaware limited liability company (the “Company”), (ii) AdaptHealth Corp., a Delaware corporation (“Pubco”), (iii) each of the Persons listed on the Schedule of Investors attached hereto as of the date hereof, and (iv) each of the other Persons set forth from time to time on the Schedule of Investors who, at any time, own securities of the Company or Pubco and enter into a Joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (iii) and (iv), an “Investor” and, collectively, the “Investors”). This Agreement shall become effective as of the Closing pursuant to the Investment Agreement (as defined below). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 12 hereof.

WHEREAS, Pubco and certain of the Investors are parties to that certain Registration Rights Agreement, dated as of November 8, 2019 (the “Prior Agreement”);

WHEREAS, Pubco and [One Equity Partners VII, L.P.] (“OEP”) entered into an Investment Agreement, dated as of [●], 2020 (the “Investment Agreement”), pursuant to which, OEP agreed to purchase and Pubco agreed to sell [●] shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of Pubco;

WHEREAS, Section 13(d) of the Prior Agreement provides that an amendment may occur with the prior written consent of Pubco and the holders of a majority of the Registrable Securities (as such term is used therein) then outstanding (the “Requisite Holders”); and

WHEREAS, Pubco and the Requisite Holders desire to terminate the terms and conditions of the Prior Agreement and to provide for the terms and conditions included herein and to include the recipients of the other Registrable Securities identified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             Resale Shelf Registration Rights.

(a)               Registration Statement Covering Resale of Registrable Securities. Pubco filed with the Commission a Registration Statement on Form S-1 (“Form S-1”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the Registrable Securities held by the Investors (other than OEP) (the “Existing Resale Shelf Registration Statement”). Pubco shall use reasonable best efforts to keep the Existing Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Existing Resale Shelf Registration Statement is available or, if not available, to ensure that another Registration Statement is available (which replacement Registration Statement shall be deemed an Existing Resale Shelf Registration Statement), under the Securities Act at all times until such date as all Registrable Securities covered by the Existing Resale Shelf Registration Statement, including the Registrable Securities held by the OEP Parties to be added to the Existing Resale Shelf Registration Statement in accordance with Section 1(b), have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”); provided, that Pubco may amend the Existing Resale Shelf Registration Statement in accordance with Section 1(b) and Section 1(c). The Existing Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement and in the Lock-Up Agreements), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Investors; provided, that Pubco may amend the Existing Resale Shelf Registration Statement in accordance with Section 1(b) and Section 1(c).

(b)               Pubco shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the SEC no later than the date that is sixty (60) days prior to the Restricted Period Termination Date (as defined in the Investment Agreement), either, at the sole discretion of Pubco, (x) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act (provided, that such Registration Statement replaces and becomes the Existing Resale Shelf Registration Statement) or (y) an amendment or prospectus supplement to the Existing Resale Shelf Registration Statement registering the resale from time to time by the OEP Parties of all of the Registrable Securities held by the OEP Parties (such Registration Statement, as amended, the “OEP Resale Shelf Registration Statement”). The OEP Resale Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to Pubco, on Form S-1 or such other appropriate form permitting Registration of the Registrable Securities for resale by the OEP Parties. The OEP Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit the OEP Parties to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for the OEP Resale Shelf Registration Statement (subject to lock-up or transfer restrictions pursuant to Section [5.3] of the Investment Agreement and in this Agreement), and shall provide that the Registrable Securities held by the OEP Parties may be sold pursuant to any method or combination of methods legally available to, and requested by, the OEP Parties. Pubco shall use its reasonable best efforts to cause the OEP Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the Restricted Period Termination Date. Once effective, Pubco shall use its reasonable best efforts to keep the OEP Resale Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of the Registrable Securities covered by the OEP Resale Shelf Registration Statement, including by filing successive replacement or renewal OEP Resale Shelf Registration Statements upon the expiration of the OEP Resale Shelf Registration Statement, until such time as the OEP Parties no longer hold Registrable Securities. The OEP Parties shall be entitled, at any time and from time to time when the OEP Resale Shelf Registration Statement is effective (subject to lock-up or transfer restrictions provided the Investment Agreement and in this Agreement), to sell any or all of the Registrable Securities covered by the OEP Resale Shelf Registration Statement. Notwithstanding the first sentence of this Section 1(b), in the event of the occurrence of a Restricted Period Early Termination Event (as defined in the Investment Agreement) prior to the date that is sixty (60) days prior to the Restricted Period Termination Date, Pubco shall use reasonable best efforts to file and cause to be declared effective the OEP Resale Shelf Registration Statement for the Registrable Securities with respect to which the lockup period has terminated within thirty (30) days following such termination. Pubco shall pay all Registration Expenses in connection with the filing of the OEP Resale Shelf Registration Statement.

(c)            If any OEP Party becomes a holder of Registrable Securities after the OEP Resale Shelf Registration Statement is declared effective in accordance with Section 1(b), and such OEP Party has executed a Joinder entitling it to the benefits of this Agreement, then Pubco shall, as promptly as is reasonably practicable following delivery of written notice to Pubco of such OEP Party becoming a holder of Registrable Securities and requesting for its name to be included as a selling securityholder in the Prospectus related to the OEP Resale Shelf Registration Statement:

(i)               if required and permitted by applicable law, file with the Commission a supplement to the related Prospectus or a post-effective amendment to the OEP Resale Shelf Registration Statement so that such OEP Party is named as a selling securityholder in the OEP Resale Shelf Registration Statement and the related Prospectus in such a manner as to permit such OEP Party to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 45-day period;

(ii)              if, pursuant to Section 1(c)(i), Pubco shall have filed a post-effective amendment to the OEP Resale Shelf Registration Statement that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(iii)             notify such OEP Party as promptly as is reasonably practicable after the effectiveness of any post-effective amendment filed pursuant to Section 1(c)(i).

(d)           Registrations effected pursuant to this Section 1 shall not be counted as Demand Registrations effected pursuant to Section 2.

2.             Demand Registrations.

(a)           Requests for Registration. Subject to the terms and conditions of this Agreement and of the Lock-Up Agreements, at any time or from time to time, the holders of Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or, if available, on Form S-3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short-form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to Pubco (“Short-Form Registrations”) in accordance with Section 2(b) and Section 2(c) below (such holders being referred to herein as the “Initiating Investors” and all registrations requested by the Initiating Investors being referred to herein as “Demand Registrations”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within five (5) Business Days after receipt of any such request, Pubco shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms and conditions set forth herein, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all such Registrable Securities with respect to which Pubco has received written requests for inclusion therein within five (5) Business Days after the receipt of Pubco’s notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(b)          Long-Form Registrations. The OEP Parties may request an aggregate of three (3), and the Investors (other than any OEP Party) holding a majority of the Registrable Securities (other than those held by the OEP Parties) may request one (1) Long-Form Registration in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective; provided that, Pubco shall not be obligated to effect, or to take any action to effect, any Long-Form Registration unless the aggregate market price of the Registrable Securities requested to be registered in such Long-Form Registration exceeds $20,000,000 at the time of request; provided, further, that Pubco shall only be obligated to effect, or take any action to effect, three (3) Long-Form Registrations in the case of any request therefor by any of the OEP Parties, and one (1) Long-Form Registration in the case of any request therefor by any of the Investors other than the OEP Parties. A registration shall not count as a permitted Long-Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event Pubco shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations hereunder.

(c)           Short-Form Registrations. In addition to the Long-Form Registration provided pursuant to Section 2(b), each of (i) the Investors holding a majority of the Common Units not held by Pubco, (ii) the Investors holding a majority of the Founder Shares, (iii) the Investors holding a majority of the PIPE Shares and (iv) the OEP Parties, in each case, shall be entitled to request an unlimited number of Short-Form Registrations in which Pubco shall pay all Registration Expenses whether or not any such Short-Form Registration has become effective; provided, however, that Pubco shall not be obligated to effect any such Short-Form Registration: (i) if the holders of Registrable Securities, together with the holders of any other securities of Pubco entitled to inclusion in such Short-Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $5,000,000, or (ii) if Pubco has, within the twelve (12) month period preceding the date of such request, already effected three (3) Short-Form Registrations for the holders of Registrable Securities requesting a Short-Form Registration pursuant to this Section 2(c). Demand Registrations shall be Short-Form Registrations whenever Pubco is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short-Form Registration. For so long as Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If Pubco is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities, has filed with the Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then Pubco shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if Pubco is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, Pubco shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold within a 90-day period in compliance with Rule 144 under the Securities Act. If for any reason Pubco ceases to be a WKSI or becomes ineligible to utilize Form S-3, Pubco shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.

(d)           Shelf Takedowns. At any time when the Existing Resale Shelf Registration Statement, OEP Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by holders of Registrable Securities on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, block sale or other distribution plan (each, a “Resale Shelf Registration”) is effective and its use has not been otherwise suspended by Pubco in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Investor that is, in either case, a Shelf Participant holding Registrable Securities at such time (the “Initiating Holder”), Pubco will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “takedown offering”) and Pubco shall pay all Registration Expenses in connection therewith; provided that Pubco will provide (x) in connection with any non-marketed underwritten takedown offering (other than a Block Trade), at least two (2) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant, (y) in connection with any Block Trade initiated prior to November 8, 2022, notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant no later than noon Eastern time on the Business Day prior to the requested Takedown Demand and (z) in connection with any marketed underwritten takedown offering, at least five (5) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with (x) any non-marketed underwritten takedown offering initiated prior to November 8, 2022 and (y) any marketed underwritten takedown offering, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence request inclusion of their Registrable Securities (by notice to Pubco, which notice must be received by Pubco no later than (A) in the case of a non-marketed underwritten takedown offering (other than a Block Trade), the Business Day following the date notice is given to such participant, (B) in the case of a Block Trade, by 10:00 p.m. Eastern time on the date notice is given to such participant and (C) in the case of a marketed underwritten takedown offering, three (3) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Each holder of Registrable Securities that is a Shelf Participant agrees that such holder shall treat as confidential the receipt of the notice of a Takedown Demand and shall not disclose or use the information contained in such notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(e)           Priority on Demand Registrations and Takedown Offerings. Pubco shall not include in any Demand Registration that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters and the holders of a majority of the Registrable Securities then outstanding. If a Demand Registration or a takedown offering is an underwritten offering and the managing underwriters advise Pubco in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities held by Initiating Investors, Pubco shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the Registrable Securities requested to be included in such registration (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder).

(f)            Restrictions on Demand Registrations and Takedown Offerings. Any demand for the filing of a registration statement or for a registered offering (including a takedown offering) hereunder will be subject to the constraints of any applicable lock-up arrangements to which any demanding Investor is party, and any such demand must be deferred until such lock-up arrangements no longer apply.

(i)                 Pubco shall not be obligated to effect any Demand Registration within 30 days prior to Pubco’s good faith estimate of the date of filing of an underwritten Public Offering of Pubco’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 90 days from the effective date of any such underwritten Public Offering. Pubco may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the holders of Registrable Securities if the board of directors of Pubco reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by Pubco or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require Pubco to disclose any material nonpublic information which would reasonably be likely to be detrimental to Pubco and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. Pubco may delay or suspend the effectiveness of a Demand Registration or takedown offering pursuant to this Section 2(f)(i) only once in any consecutive twelve-month period; provided that, for the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of Demand Registration or takedown offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(f). Pubco may extend the Suspension Period for an additional consecutive 60 days with the consent of the Applicable Approving Party.

(ii)                 In the case of an event that causes Pubco to suspend the use of any Resale Shelf Registration as set forth in Section 2(f)(i) or pursuant to Section 5(g) (a “Suspension Event”), Pubco shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from Pubco and prior to receipt of an End of Suspension Notice (as defined below). Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such holder in breach of the terms of this Agreement. The holders of Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from Pubco, which End of Suspension Notice shall be given by Pubco to the holders of Registrable Securities and to such holders’ counsel, if any, promptly following the conclusion of any Suspension Event.

(iii)                Notwithstanding any provision herein to the contrary, if Pubco shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(f), Pubco agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.

(g)           Selection of Underwriters. In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of Pubco, which consent will not be unreasonably withheld, conditioned or delayed. If any takedown offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such takedown offering. In each case, the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all holders of Registrable Securities participating in such offering. All Investors proposing to distribute their securities through underwriting shall (together with Pubco and the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(h)           Other Registration Rights. Pubco represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by Pubco. Except as provided in this Agreement, Pubco shall not grant to any Persons the right to request Pubco to register any equity securities of Pubco, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

(i)            Revocation of Demand Notice or Takedown Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the holders of Registrable Securities that requested such Demand Registration or takedown offering may revoke such request for a Demand Registration or takedown offering on behalf of all holders of Registrable Securities participating in such Demand Registration or takedown offering without liability to such holders of Registrable Securities, in each case by providing written notice to Pubco.

3.             Piggyback Registrations.

(a)           Right to Piggyback. Whenever Pubco proposes to register an offering of any of its securities under the Securities Act (other than (i) pursuant to the Existing Resale Shelf Registration Statement or OEP Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration, (iii) pursuant to a Takedown Demand, (iv) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (v) a registration relating solely to employment benefit plans, (vi) in connection with a registration the primary purpose of which is to register debt securities, or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Pubco shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which Pubco has received written requests for inclusion therein within 10 business days after the delivery of Pubco’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b)           Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by Pubco in all Piggyback Registrations, whether or not any such registration became effective.

(c)           Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of Pubco, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities Pubco proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Investors which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d)           Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Pubco’s securities other than holders of Registrable Securities, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Investors which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e)           Other Registrations. If Pubco has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then Pubco shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration; provided, however, that Pubco shall at all times remain obligated to file or amend, as applicable, any OEP Resale Shelf Registration Statement in accordance with Section 1(b) and/or Section 1(c) in the time periods specified therein.

(f)            Right to Terminate Registration. Pubco shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by Pubco in accordance with Section 7.

4.             Agreements of Holders.

(a)           If required by the managing underwriter(s), in connection with any underwritten Public Offering on or after the date hereof, each holder of Registrable Securities that beneficially owns 1% or more of the outstanding Common Stock shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by such managing underwriter(s); provided, however, that:

(i)                  Deerfield shall not be required to enter into lock-up agreements pursuant to this Section 4(a) on more than two (2) occasions.

(ii)                 The lock-up agreements to which Deerfield enters into pursuant to this Section 4(a) shall be for a period of not more than sixty (60) days.

(iii)                The obligation of Deerfield to enter into lock-up agreements pursuant to this Section 4(a) shall terminate on November 8, 2021.

(iv)                Deerfield shall not be required to enter into a lock-up agreement pursuant to this Section 4(a) within six (6) months following the expiration of a previous lock-up agreement pursuant to this Section 4(a).

(b)           The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by Pubco, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with Pubco’s obligation to comply with federal and applicable state securities laws.

5.             Registration Procedures. In connection with the Registration to be effected pursuant to the Existing Resale Shelf Registration Statement or OEP Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a takedown offering, Pubco shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Pubco shall as expeditiously as reasonably possible:

(a)            prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, Pubco shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)           notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by Pubco or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d)           furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e)           during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f)            use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Pubco shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g)           promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Pubco promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h)          cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Pubco are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i)            provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j)            enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k)           make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of Pubco as shall be necessary to enable them to exercise their due diligence responsibility, and cause Pubco’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l)             take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration), takedown offering or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m)           otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;

(n)            permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of Pubco to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to Pubco in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o)            in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(p)            use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q)            cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r)             cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)             if such registration includes an underwritten Public Offering, use its reasonable best efforts to obtain a cold comfort letter from Pubco’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t)             provide a legal opinion of Pubco’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u)            if Pubco files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v)            if Pubco does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w)           subject to the terms of Section 2(c) and Section 2(d), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when Pubco is required to re-evaluate its WKSI status Pubco determines that it is not a WKSI, use its reasonable best efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

6.             Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of any Investor to include Registrable Securities in any Demand Registration or any Piggyback Registration shall terminate on such date that such Investor (together with its Affiliates) beneficially owns less than 1% of the outstanding Common Stock on an as-converted basis and may sell all of the Registrable Securities owned by such Investor pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise; provided, however, that with respect to any Investor whose rights have terminated pursuant to this Section 6, if following such a termination, such Investor loses the ability to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise due to a change in interpretive guidance by the Commission, then such Investor’s right to include Registrable Securities in any Demand Registration or any Piggyback Registration shall be reinstated until such time as the Investor is once again able to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise.

7.             Registration Expenses.

(a)            All expenses incident to Pubco’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Pubco and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by Pubco (all such expenses being herein called “Registration Expenses”), shall be borne by Pubco as provided in this Agreement and, for the avoidance of doubt, Pubco also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Pubco are then listed. Each Person that sells securities pursuant to a Demand Registration, a Takedown Demand or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b)            Pubco shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the Applicable Approving Party and one local counsel (if necessary) for each applicable jurisdiction and chosen by the applicable holder of Registrable Securities, in each case, for the purpose of rendering a legal opinion on behalf of such holders in connection with any underwritten Demand Registration, takedown offering or Piggyback Registration.

8.             Additional Payments Under Certain Circumstances.

(a)            [Payments (“Additional Payments”) with respect to the shares of Common Stock included in the Registrable Securities shall be assessed as follows if the following event occurs (such event being herein called a “Registration Default”): the Existing Resale Shelf Registration Statement ceases to be effective prior to the expiration of the Effectiveness Period (unless and except to the extent that another Registration Statement covering the applicable Registrable Securities is effective during the Effectiveness Period).

(b)            Additional Payments shall accrue on the applicable Registrable Securities for each such day from and including the date on which any such Registration Default occurs to but excluding the date on which all such Registration Defaults have been cured at a rate of $0.05 per share (subject to proportionate adjustment in the event of any stock split, reverse stock split or other recapitalization) per month or portion thereof (on a 30/360 basis); provided, however, that the Company’s obligation to pay Additional Payments extends only to any shares of Common Stock included in the Registrable Securities that are affected by the Registration Default; and provided further that Additional Payments shall in no event accrue on account of any Registrable Securities during any period that such Registrable Securities may not be sold pursuant to the terms of the Lock-Up Agreements or any other applicable lock-up arrangements to which the applicable Investor is party; provided, however, that notwithstanding anything to the contrary herein, no Additional Payments were accrued or are payable for any Registration Default in the 180 day period following November 8, 2019, and each Investor waives any entitlement thereto. Other than the obligation of payment of any Additional Payments in accordance with the terms hereof, the Company will have no other liabilities for monetary damages with respect to its registration obligations. With respect to each Investor, the Company’s obligations to pay Additional Payments remain in effect only so long as the applicable shares of Common Stock held by the Investor are Registrable Securities. Notwithstanding anything to the contrary contained herein, (i) in no event shall the aggregate of all Additional Payments payable by the Company hereunder on account of any share of Common Stock exceed $0.50 per share (subject to proportionate adjustment in the event of any stock split, reverse stock split or other recapitalization), (ii) no Additional Payments shall accrue during any Suspension Period, (iii) a Registration Default shall be deemed not to have occurred and be continuing, and no Additional Payments shall accrue as a result thereof, if the Registration Default (x) relates to any information supplied or failed to be supplied by an Investor in relation to any Registration Statement or the related Prospectus or (y) arises due to the filing by Pubco of any post-effective amendment to the Existing Resale Shelf Registration Statement in connection with Pubco’s obligation to comply with Section 1(b) or Section 1(c) (but only until such post-effective amendment is declared effective by the Commission), and (iv) no Additional Payments shall accrue or be payable to any OEP Party or in respect of the Registrable Securities issued pursuant to the Investment Agreement. No Additional Payments shall be payable (i) if as of the relevant Registration Default, the Registrable Securities may be sold by the Investors without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent or (ii) with respect to any period after the expiration of the Effectiveness Period (it being understood that this clause shall not relieve the Company of any Additional Payments accruing prior to the expiration of the Effectiveness Period).

(c)            Any amounts of Additional Payments pursuant to this Section 8 will be payable in cash in arrears on the last day of each month following the date on which a Registration Default occurs. The amount of Additional Payments will be determined on the basis of a 360-day year comprised of twelve 30-day months, and the actual number of days on which Additional Payments accrued during such period.]1

9.             Indemnification.

(a)            Pubco agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Investor and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Investor (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by Pubco of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to Pubco and relating to action or inaction required of Pubco in connection with any such registration, qualification or compliance, and (ii) pay to each Investor and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Investor (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to Pubco or any managing underwriter by such Investor expressly for use therein; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Pubco be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration statement. In connection with an underwritten offering, Pubco shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

1 Note to Draft: Amendments from the Prior Agreement to only be made if Deerfield consents to this Agreement, otherwise this Section 8 shall read as set forth in the Prior Agreement.

(b)            In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to Pubco in writing such information relating to such holder as Pubco reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify Pubco, its officers, directors, employees, agents and representatives and each Person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)            Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel for each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)            Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 9(a) or 9(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 9(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 9(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e)            The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

10.           Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Pubco or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to Pubco or the underwriters with respect thereto that are materially more burdensome than those provided in Section 9. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by Pubco and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 10 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 10, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, Pubco and the underwriters created pursuant to this Section 10.

11.              Other Agreements. Pubco shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Investors may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-1 or any similar registration form hereafter adopted by the Commission. Upon request, Pubco shall deliver to the Investors a written statement as to whether it has complied with such requirements. Pubco shall at all times use its reasonable best efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market. Pubco shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

12.              Definitions.

(a)               “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b)               “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering or, in the case of a Short-Form Registration effected pursuant to Section 2(c), the holders of a majority of the type of Registrable Securities that initiated such Short-Form Registration.

(c)               “as-converted basis” means, for purposes of computing beneficial ownership, such number of shares of Common Stock calculated on a basis assuming all shares of Series A Preferred Stock had been converted by the holders thereof pursuant to Section [6] of the Certificate of Designations classifying the Series A Preferred Stock, but disregarding any restrictions or limitations upon the conversion of such Series Preferred Stock[, including those limitations specified in Section [8(f)] thereof].

(d)               “Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or block sale to a financial institution.

(e)               “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which Pubco’s chief executive office is located or in New York, NY.

(f)                “Closing” means the closing of the sale of Series A Preferred Stock to OEP pursuant to Section [1.2] of the Investment Agreement.

(g)               “Commission” means the U.S. Securities and Exchange Commission.

(h)               “Common Stock” means the Class A Common Stock of Pubco, par value $0.0001 per share.

(i)                 “Common Unit” has the meaning set forth in the LLC Agreement.

(j)                 “Deerfield” means Deerfield Private Design Fund IV, L.P., a Delaware limited partnership.

(k)               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(l)                 “FINRA” means the Financial Industry Regulatory Authority.

(m)             “Founder Shares” means the 6,250,000 shares of Common Stock issued to the Original Holders prior to Pubco’s initial public offering.

(n)               “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(o)               “LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of or about the date hereof, by and among the Company, Pubco and the other members of the Company (as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof).

(p)               “Lock-Up Agreements” means those certain Lock-Up Agreements, dated as of July 8, 2019, by and among Pubco, the Company, and certain of the Persons listed on the Schedule of Investors attached hereto.

(q)               “Merger Agreement” means the Agreement and Plan of Merger, dated as of July 8, 2019, by and between Pubco, the Company and certain other parties, as amended.

(r)                “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(s)                “PIPE Shares” means the 12,500,000 shares of Common Stock issued to the one of the Investors pursuant to that certain Subscription Agreement, dated as of July 8, 2019, by and between Pubco and such Investor.

(t)                 “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(u)               “Public Offering” means any sale or distribution by Pubco and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(v)               “OEP Party” or “OEP Parties” means OEP and each Affiliate of OEP to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section [5.3] of the Investment Agreement.

(w)             “Original Holders” shall mean each of Chris Wolfe, Steven Hochberg, Dr. Mohit Kaushal, Dr. Gregory Sorensen and Dr. Susan Weaver.

(x)               “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(y)               “Registrable Securities” means (i) any Common Stock held by the Investors, (ii) any Founder Shares held by the Investors, (iii) any Private Placement Warrants (or underlying securities) held by the Investors, (iv) any PIPE Shares held by the Investors (v) any Common Stock issued to an Investor pursuant to the terms of the Merger Agreement, (vi) any Common Stock issued to OEP pursuant to the Investment Agreement (whether or not such shares of Series A Preferred Stock or Common Stock are subsequently transferred to any OEP Party) held by any OEP Party (vii) any Common Stock issued upon conversion of the Series A Preferred Stock issued to OEP pursuant to the Investment Agreement (whether or not such shares of Series A Preferred Stock or Common Stock are subsequently transferred to any OEP Party) held by any OEP Party or (viii) any Common Stock issued or issuable with respect to the securities referred to in the preceding clauses (i) through (vii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 following the date hereof or repurchased by Pubco or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the conversion or exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement.

(z)               “Registration Statement” means any registration statement filed by Pubco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(aa)            “Rule 144”, “Rule 158”, “Rule 405”, “Rule 415” and “Rule 430B” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(bb)           “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(cc)            “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Existing Resale Shelf Registration Statement, OEP Resale Shelf Registration Statement or the Shelf Registration, as applicable, or any such holder that could be added to such Existing Resale Shelf Registration Statement, OEP Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(dd)           “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

13.           Miscellaneous.

(a)               No Inconsistent Agreements. Neither the Company nor Pubco shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Investors in this Agreement.

(b)               Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, including without limitation, but subject to the remainder of this Section 13(b), the Prior Agreement. This Agreement shall be automatically effective as of the Closing (as defined in the Investment Agreement), without further action by any party hereto. Prior to the Closing, the Prior Agreement shall remain in effect. If the Investment Agreement is terminated for any reason, then this amendment shall be void and of no force and effect.

(c)               Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)               Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of Pubco and the holders of a majority of the Registrable Securities then outstanding; provided, that no amendment may materially and disproportionately adversely affect the rights of any holder of Registrable Securities compared to other holders of Registrable Securities without the consent of such adversely affected holder; and provided further, that the definition of “Effectiveness Period” and Section 8 (Additional Payments Under Certain Circumstances) may not be amended without the prior written consent of Deerfield. Any amendment or waiver effected in accordance with this Section 13(d) shall be binding upon each Investor, Pubco and the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e)               Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(f)                Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(g)               Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(h)               Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(i)                 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(j)                 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by or email or by registered or certified mail (postage prepaid, return receipt requested) to each Investor at the address indicated on the Schedule of Investors attached hereto and to Pubco and the Company at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(j)):

if to Pubco:

AdaptHealth Corp.
780 Third Avenue

New York, New York 10017
Telephone: (212) 551-1600
Attention: Chris Wolfe
Email: chris.wolfe@dfbhealthcare.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven J. Gartner; Michael E. Brandt; and Danielle Scalzo

Facsimile: (212) 728-8111

Email: sgartner@willkie.com; mbrandt@willkie.com; and DScalzo@willkie.com if to the Company:

AdaptHealth Holdings, LLC
122 Mill Road, Suite A130

Phoenixville, Pennsylvania 19460

Attention: Luke McGee

Email: luke.mcgee@adapthealth.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven J. Gartner; Michael E. Brandt; and Danielle Scalzo

Facsimile: (212) 728-8111

Email: sgartner@willkie.com; mbrandt@willkie.com; and DScalzo@willkie.com

(k)          Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(l)           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

ADAPTHEALTH HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

PUBCO:

ADAPTHEALTH CORP.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

INVESTORS:

[ONE EQUITY PARTNERS VII, L.P.]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.
By: Deerfield Mgmt IV, L.P., General Partner
By: J.E. Flynn Capital IV, LLC, General Partner

By:
Name:
Title: Authorized Signatory

2321 CAPITAL LLC

By:
Name:
Title:

AMPEV LLC

By:
Name:
Title:

BLUEMOUNTAIN SUMMIT OPPORTUNITIES FUND II (US) L.P.

By:
Name:
Title:

BLUE RIVER NJ LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

CFCP LLC

By:
Name:
Title:

FRESH POND INVESTMENT LLC

By:
Name:
Title:

JEDI ENTERPRISES, LLC

By:
Name:
Title:

LBM DME HOLDINGS LLC

By:
Name:
Title:

MAYAID2001 LLC

By:
Name:
Title:

MCLARTY CAPITAL PARTNERS SBIC, L.P.

By:
Name:
Title:

OCEAN ROCK NJ LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

PLAINS CAPITAL LLC

By:
Name:
Title:

QUAD CAPITAL, LLC

By:
Name:
Title:

QUADRANT MANAGEMENT, INC.

By:
Name:
Title:

VERUS EQUITY HOLDING COMPANY LLC

By:
Name:
Title:

VERUS NOTE HOLDING COMPANY LLC

By:
Name:
Title:

WHEATFIELD LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

CLIFTON BAY OFFSHORE INVESTMENTS L.P.

By:
Name:
Title:

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

By:
Name:
Title:

BMSB L.P.

By:
Name:
Title:

BLUEMOUNTAIN FURSAN FUND L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of (as the same may hereafter be amended, the “Registration Rights Agreement”), among AdaptHealth Holdings Corporation, a Delaware corporation, AdaptHealth Holdings LLC, a Delaware limited liability company (the “Company”), and the other persons named as parties therein.

By executing and delivering this Joinder to Pubco, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of _____________, 20__.

INVESTOR:

[•]

By:
Its:

Address for Notices:

[•]
[•]
[•]
[•]

Agreed and Accepted as of

ADAPTHEALTH HOLDINGS LLC

By:
Its: